HARBIN ELECTRIC, INC.

3,487,368 shares of common stock

Up to 3,487,368 shares of common stock, $.00001 par value, are being offered by the Selling Stockholders listed on Page 16 (the “Selling Stockholders”) upon exercise of warrants issued in a private placement on August 30, 2006.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus.

Our common stock is traded on The Nasdaq Global Market under the symbol: HRBN. We expect it to continue to trade in that market. The closing bid for shares of our common stock on February 8, 2007 was $11.15 per share. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. We cannot give any assurance that a stable trading market will develop for our common stock.

The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See “Plan of Distribution.”

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. PLEASE CAREFULLY REVIEW THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 9, 2007.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
WHERE YOU CAN FIND MORE INFORMATION	6
PROSPECTUS SUMMARY	6
RISK FACTORS	11
USE OF PROCEEDS	20
DILUTION	20
SELLING STOCKHOLDERS	20
PLAN OF DISTRIBUTION	22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	30
DESCRIPTION OF SECURITIES	34
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	34
THE COMPANY	35
SELECTED FINANCIAL DATA	51
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	52
DESCRIPTION OF PROPERTY	59
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	60
EXECUTIVE COMPENSATION	60
LEGAL PROCEEDINGS	62
LEGAL MATTERS	63
EXPERTS	63
FINANCIAL STATEMENTS	F-1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus, exhibits and associated documents are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Harbin Electric, Inc. is subject to the informational requirements of the Securities Act of 1934 and, accordingly, files registration statements and other information with the SEC. You may obtain these documents electronically through the SEC’s website at http://www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Room at: U.S. Securities and Exchange Commission at 100 F. Street, NE, Washington, D.C. 20549-0102. Fax: (202) 777-1027. Harbin Electric, Inc.’s filings with the SEC are also available from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus. You may also request a copy of our filings at no cost, by writing or telephoning us at: 2 Penn Center, Suite 1306, Philadelphia, PA 19102; telephone: (215) 854-8104.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important information regarding Harbin Electric, Inc. and the securities being offered herein. Since this is a summary, it may not contain all of the information that is important to you. To understand our business and this offering fully, we urge you to read this entire prospectus along with our financial statements and related notes carefully.

THE COMPANY

Corporate Headquarters:

No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin
People’s Republic of China 150060
Telephone: 86-451-86116757

U.S.-Based Executive Offices:

2 Penn Center, Suite 1306
Philadelphia, PA 19102
Telephone: 215-854-8104

Harbin Electric, Inc. (“Harbin” or “Harbin Electric”) is a holding company incorporated in Nevada with its principal place of business based in the People’s Republic of China (“PRC”). Harbin Electric is a publicly listed company quoted under the symbol HRBN. Through our U.S. and China-based subsidiaries, we are primarily engaged in the business of designing, manufacturing and marketing linear motors, advanced linear motor systems, and other special motors. In this prospectus, the terms “Harbin,” “Harbin Electric,” “we,” “Company,” “us” and “our” and similar terms refer to Harbin and its subsidiaries, unless otherwise expressly stated or the context requires otherwise.

OVERVIEW

We were incorporated under the laws of the state of Nevada and, along with our wholly-owned subsidiaries, are headquartered in Harbin, China. We manufacture, design, supply and service linear motors (“LMs”) and special motors for domestic China and other international markets. LMs in concept perform similar functions as traditional rotary motors, but differ because LMs are flat in structure and can be configured into a number of forms. LMs also use the principles of magnetic properties to induce linear forces that range in power suitable for many types of applications. We have patents in China relating to commercial applications of LMs.

We believe that our LMs represent an improvement over traditional electric motors based on design, energy output, energy efficiency and precision movement. Instead of a traditional rotary motor which spins in a circular fashion and moves around a shaft, a linear induction motor is flat and, using current, it is designed to induce a magnetic field to push the metal sled forward smoothly, quickly, and with no ground friction. By eliminating the conversion of rotary to linear motion, we believe that a major source of positioning error is removed and results in a higher level of performance in accuracy, resolution, repeatability and speed. In addition, an LM is designed to offer the same vehicle movement and positioning features without the use of pneumatic stops, belts, pulleys or gears, resulting in less maintenance and a reduction in down-time.

Our LMs are purchased by a broad range of customers, including those involved in oil services, factory automation, packaging, and mass transportation systems. As of January 25, 2007, we had approximately 235 employees with approximately 180,000 square feet of state-of-the-art manufacturing space in China. In addition, on September 8, 2006, one of our subsidiaries entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years.

BACKGROUND OF THE COMPANY

Harbin Electric, through its indirect wholly-owned subsidiary, Harbin Tech Full Electric Co., Ltd (“HTFE”), develops, engineers, manufactures and sells a wide array of customized linear motors and other special motors.

HTFE was founded in the PRC in April 2003. In August 2004, in order to establish a U.S. holding company for HTFE, the stockholders of HTFE exchanged all outstanding stock of HTFE for stock of a newly formed Delaware corporation (“TFI”) and HTFE thereby became a wholly-owned subsidiary of TFI.

Torch Executive Services Ltd. (“Torch”) was incorporated in the State of Nevada in July 2003 to engage in the business of providing travel and concierge services. Although Torch became a reporting company, its subsequent operations were not significant and it became dormant. TFI thereafter determined that a “reverse merger,” whereby HTFE would be owned by a public company, was desirable. In January 2005, Torch entered into an agreement with TFI and the TFI stockholders, pursuant to which stockholders of TFI became stockholders of Torch; the shares of Torch previously owned by the president and majority stockholder of Torch were cancelled; TFI was merged with and into a wholly-owned subsidiary of Torch (“Torch Subsidiary”); and Torch was renamed Harbin Electric, Inc. Subsequently, the Torch Subsidiary changed its name to Advanced Electric Motors, Inc. (“AEM”).

The transaction with Torch was accounted for as a reverse acquisition under the purchase method of accounting since the former stockholders of TFI acquired control of Torch. The merger of TFI and Torch Subsidiary was recorded as a recapitalization of TFI, with TFI being treated as the surviving entity for accounting purposes notwithstanding the fact that TFI was not the surviving corporation in the merger. The entities also changed their fiscal year to the period ending December 31.

Harbin Electric owns all of the outstanding stock of AEM, which in turn owns all of the outstanding stock of HTFE, the operating subsidiary. Both Harbin Electric and AEM are non-operating holding companies.

We are located in the Harbin Development Zone in the city of Harbin, China, the capital of Heilongjiang Province. Our facilities include a connected two-story factory and a three-story office building. This represents a combined space of 178,564 square feet. Our property is situated on approximately 215,278 square feet of land in the Harbin Development Zone. On September 8, 2006, HTFE entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years.

The Harbin Development Zone (“HDZ”) consists of Harbin Economic and Technological Development Zone and Harbin High and New Technological Development Zone both recognized and authorized at the national level. The main mission is to develop high and new technological industries and become an impetus to the economic growth of the provincial and municipal economy by means of the investment promotion, good services and a favorable investment environment. We believe that these benefits, in addition to the wealth of human resources and favorable income taxation policy, are the primary benefits to conducting business in Harbin.

RECENT DEVELOPMENTS

Joint Research and Development Agreement

On August 21, 2006, HTFE entered into a joint research and development agreement (the “R&D Agreement”) with the Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”) to produce a train and system to be tested at the Beijing Airport railway line in the PRC by the end of 2008. The Agreement provides that the term of the project shall commence on August 2006 and terminate in early 2009.

The R&D Agreement provides for a budget of approximately US$3.13 million, consisting of US$1.88 million to be invested by HTFE and the remainder to be invested by IEECAS. HTFE is to be responsible for designing and manufacturing certain components of the system, including the high power linear traction motors, track reaction plates, the body of the test vehicle, the test vehicle’s DC/AC power supply components, and other mechanical and auxiliary components. Any patents resulting from this project are to be jointly-owned by the parties. Ownership of other non-patent rights, such as the right of use and right of transfer under PRC intellectual property laws, are to be decided by the parties by mutual agreement. The R&D Agreement further stipulates, among other things, that the economic benefits as a result of the commercialization of the research results shall be divided between the parties on a pro rata basis in accordance with their respective level of total investments.

FINANCING TRANSACTION

On August 29, 2006, we, AEM, Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch” and, together with Citadel, the “Investors”) entered into a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company’s Guaranteed Senior Secured Floating Rate Notes (collectively, the “Notes”) and (b) fully detachable warrants (the “Warrants”) to purchase an aggregate of 3,487,368 shares of our common stock. The transaction closed on August 30, 2006.

The Notes are governed by an indenture, dated August 30, 2006, entered into among us, AEM, as guarantor, and The Bank of New York, as trustee for the Notes. Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”). Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, to secure the Notes with all of the shares of AEM common stock held by us as collateral.

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder at any time through the maturity date of such Warrant.

In connection with the issuance of the Warrants, we and the Investors have entered into an equity registration rights agreement, dated August 30, 2006, pursuant to which we have agreed to file a shelf registration statement covering the resale of the shares underlying the Warrants. This prospectus is a part of such registration statement.

In addition, we, Mr. Tianfu Yang and Citadel entered into a voting agreement, dated August 30, 2006, (the "Voting Agreement") pursuant to which Mr. Yang has agreed to vote his shares of the capital stock of the Company in whatever manner as shall be necessary (i) to ensure the election of up to two nominees of Citadel to the Company’s board of directors (ii) to ensure that the size of the Company's board of directors is sufficient to permit the appointment and/or election of the Citadel nominees and (iii) to ensure that the total size of the Company's board of directors does not exceed ten (10) members at any time. On November 17, 2006, we held our annual meeting of shareholders at which two designees of Citadel were elected to our board of directors. Citadel does not presently intend to designate a replacement for one of the directors it nominated who resigned from the Board on December 19, 2006 but may do so in the future. The Voting Agreement may be terminated at any time by Citadel. The Voting Agreement shall automatically terminate upon the Company's repayment in full of the Notes. The Notes mature on September 1, 2012. In the event that at any time prior to the termination of the Voting Agreement, Citadel no longer is the holder of any Notes, the Company shall have the right to require the Citadel nominees to resign from the Board.

The Investors and Mr. Tianfu Yang also entered into a noncompetition covenant and agreement, dated August 30, 2006, relating to Mr. Yang’s employment as our Chief Executive Officer and his ability to engage in a business that is competitive with our business for so long as any of the Notes remain outstanding.

Land Use Lease

On September 8, 2006, HTFE entered into an agreement (“Land Use Agreement”) with Shanghai Lingang Investment and Development Company Limited (“Shanghai Lingang”) with respect to HTFE’s lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone (the “Site”).

The term of the lease is 50 years and the aggregate amount that HTFE shall pay to Shanghai Lingang is approximately US$2.54 million (“Fee”), 50% of which has been paid and 45% of which is payable upon Shanghai Lingang’s completion of certain regulatory applications on behalf of HTFE. The balance of the Fee is payable within seven days of receipt of a regulatory permit for work commencement.

The Land Use Agreement provides that HTFE shall invest approximately US$15 million in the Site and shall register a Sino-foreign joint venture company at the location of Shanghai Lingang, with taxes payable at the same location. HTFE has agreed to compensate Shanghai Lingang for certain local taxes due to the local tax authority in connection with applicable tax generation requirements.

Nasdaq Global Market Listing

On January 26, 2007, we announced that the Company’s application to list its common stock on The Nasdaq Global Market had been approved by The Nasdaq Stock Market. The Company commenced trading on The Nasdaq Global Market on January 31, 2007 under the ticker symbol “HRBN.” Until that time, the Company’s common stock traded on the OTC Bulletin Board.

THE OFFERING BY THE SELLING STOCKHOLDERS

The Selling Stockholders are offering up to 3,487,368 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description.

RISK FACTORS

You should carefully consider the risks described below before making an investment in our common stock. An investment in our common stock being offered for resale by the Selling Stockholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. All of these risks may impair our business operations. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

GENERAL RISKS RELATING TO OUR BUSINESS

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

As of December 20, 2006, our principal executive officers, Tianfu Yang, Tianli Yang, Suofei Xu, and Zedong Xu, beneficially owned approximately 69% of our outstanding common stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring stockholders’ vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect the voting and other rights of our other stockholders.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. We experienced growth in our revenues of over three hundred eighty-seven percent (387%) during the last fiscal year; however, there can be no assurance that we will be able to maintain such growth or any growth of our business. An expansion of our operations will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We may require additional financing in the future and a failure to obtain such required financing will inhibit our ability to grow.

The continued growth of our business may require additional funding from time to time. Funding would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment, many of which are outside of our control. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon liquidation of the Company. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender’s consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in the Company.

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

The indenture governing our Notes contains various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) or redeem or repurchase our capital stock.

The indenture requires us to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing our Notes.

Our debt may have significant consequences, and cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

We have a substantial amount of debt. As September 30, 2006, we had approximately $1.91 million of total current liabilities, in addition to $50 million outstanding under our indenture relating to the Notes issued in August 2006. Our substantial debt could have important consequences to you. For example, it could:

•
operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate is variable;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, restructure our debt, or declare bankruptcy. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, we may be forced to sell at an unfavorable price. Furthermore, our obligations under various debt instruments are secured by our equity interests in Advanced Electric Motors, Inc. These security interests may limit our ability to dispose of material assets or operations. We also may not be able to restructure our debt on favorable economic terms, if at all.

We do not anticipate paying cash dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend on our ability to continue to develop and market linear motors and other motor products. While we have been granted three patents in China relating to linear motor applications, we currently have not applied for patents for our technical processes and designs, as we believe an application for such patents would result in public knowledge of our proprietary technology and designs.

Because of our dependence on a few key customers, the loss of any key customer could cause a significant decline in our revenues.

Four major customers accounted for 82% of the net revenue for the nine month period ended September 30, 2006. The loss of any of our major customers, or a significant reduction in sales to any such customers, would adversely affect our revenues.

We depend on the supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

Five vendors provided 87% of our purchase of raw materials for the nine month period ended September 30, 2006. We currently obtain most of our raw materials from Acheng Relay Company Limited, Jiangnan Aluminum Material Factory and Linear Motor Institute of the Zhejiang University and Rui’an Fangzhuang Motor Fittings Factory. Any material change in the spot and forward rates could have a material adverse effect on the cost of our raw materials and on our operations. In addition, if we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. Our inability to obtain our key source supplies for the manufacture of our products may require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management, including Mr. Tianfu Yang, our Chairman and Chief Executive Officer, Mr. Xu Suofei, our Vice President and Board Member, Mr. Tianli Yang, our Vice President, and Mr. Zedong Xu, our Chief Financial Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support.

Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

We may issue additional shares of common stock which, without your approval, may be granted rights and preferences more favorable than those of the shares being offered in this prospectus.

Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock, and, as of December 18, 2006, approximately 16,600,451 shares of our common stock have been issued and outstanding. We may issue shares authorized but unissued shares without further stockholder approval, and these shares may be granted rights and preferences that are greater than those of common shares being offered pursuant to this prospectus.

Our directors and officers control a majority of our common stock and, as a result, they may exercise voting control and be able to take actions that may be adverse to your interests.

Our directors and executive officers, directly or through entities that they control, currently beneficially own, as a group, approximately 70.32% of our issued and outstanding common stock as of December 20, 2006. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with just one or several controlling stockholders. Furthermore, our directors and officers, as a group, has the ability to control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

If we breach certain performance obligations made in connection with our recent financing, we may be subject to substantial financial penalties.

In connection with our recent financing transaction involving the issuance of Notes and Warrants to Citadel and Merrill Lynch, we may be required to pay substantial financial penalties if we fail to satisfy certain performance obligations under the transaction agreements. In addition, under the registration rights agreement, we agreed that, in the event that the registration statement relating to the shares underlying the Warrants has not been declared effective by the SEC on or before March 30, 2007 or if effectiveness of such registration statement is suspended at any time while any registrable securities relating to the Warrants remain outstanding, we agreed to pay an aggregate of $250,000 in cash to the warrant holders for each thirty-day period for which that remains uncured (but which amount shall not exceed $2,000,000 in the aggregate). Under the indenture, we will be required to pay an additional interest of 2.0% per annum on the Notes if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before July 1, 2007 and if we are not at that time currently maintaining such listing. See “Business - Recent Developments - New Financing”. Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China) are obligated, to guarantee, on a senior secured basis, to the purchasers of the Notes and to the trustee the payment and performance of our obligations. If we are required to pay any of these penalties, which could be substantial, this could have a material and adverse effect on our financial results and results of operations.

RISKS RELATING TO DOING BUSINESS IN THE PEOPLE’S REPUBLIC OF CHINA

China’s economic policies could adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the United States or to our stockholders. Please see “The Company - PRC Regulations.”

If preferential tax concessions granted by the PRC government are changed or expire, our financial results and results of operations would be materially and adversely affected.

Our results of operation may be adversely affected by changes to or expiration of preferential tax concessions that our subsidiary in the PRC currently enjoys. The statutory tax rate generally applicable to domestic Chinese companies is 33%. A reduced income tax rate of 15% may be possible for productive foreign investment enterprises in the Economic and Technological Development Zones and for enterprises engaged in production or business operations in the Special Economic Zones. As a result of preferential tax rate incentives, our operations have been subject to relatively low tax liabilities. Tax that would otherwise have been payable without preferential tax treatment amounted to approximately $0.34 million and $1.5 million in 2004 and 2005, respectively.

Tax laws in China are subject to interpretations by relevant tax authorities. The preferential tax treatment may not remain in effect or may change, in which case we may be required to pay the higher income tax rate generally applicable to Chinese companies, or such other rate as is required by the laws of China.

Fluctuations in the value of the RMB could materially affect our financial condition and results of operations.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the majority of our net revenue is denominated in RMB, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its policy of tying the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 3.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation generally has been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

We may experience currency fluctuation and longer exchange rate payment cycles.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

We may face obstacles from the Communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a stifling bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

Because our executive officers and several of our directors, including our chairman of the Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court.

The legal system in China has inherent uncertainties that may limit the legal protections available in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available to you as an investor and to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We may face political and/or judicial corruption in the PRC.

Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the PRC’s poorly developed and often corrupt judicial systems.

Most of our assets are located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

RISKS RELATING TO THE OFFERING

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is a limited public market for our common stock, which began trading on The Nasdaq Global Market on January 31, 2007, and there can be no assurance that a trading market will develop further or be maintained in the future. As of February 8, 2007, the closing bid price of our common stock on The Nasdaq Global Market was $ 11.15 per share. The average trading range, for the preceding 52-week period, had a low price of $3.30 per share and a high price of $13.48 per share.

The sale of material amounts of our common stock could reduce the price of our common stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” for information about the ownership of common stock by our current executive officers, directors and principal stockholders. As shares of our common stock are sold and options to purchase shares of our common stock are issued pursuant to Option Agreements, if and to the extent that these stockholders and/or option holders sell our common stock, the price of our common stock may decrease due to the additional shares in the market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s shares of common stock will belong to that Selling Stockholder.

All of the 3,487,368 shares of common stock offered by this prospectus would be issued through the exercise of warrants at a weighted average exercise price of $8.258 per share. If these warrants were exercised in full, the proceeds to be received by the Company resulting from such warrant exercise would be approximately $28.8 million.

DILUTION

There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered hereby by the Selling Stockholders. Prospective investors in the shares held by the Selling Stockholders should be aware, however, that the price of shares being offered by the Selling Stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the Selling Stockholders. Unless otherwise described below, to our knowledge, neither the Selling Stockholders nor any affiliates have held any position or office with, been employed by or otherwise have had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise indicated in the footnotes to this table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

As noted above under “Recent Developments”, on August 30, 2006, the Company issued warrants to acquire 3,487,368, consisting of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of Common Stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of Common Stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of Common Stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. In connection with the issuance of these warrants, the Company entered into a registration rights agreement and agreed to file a registration statement (of which this prospectus is a part) with the SEC for the resale of the shares of our common stock issuable upon the exercise of the warrants.

The Selling Stockholders may offer all or some portion of the shares of the common stock. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stockholders upon completion of sales pursuant to this prospectus. In addition, the Selling Stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

As of December 18, 2006, there were 16,600,451 shares of our common stock outstanding. Unless otherwise indicated, the Selling Stockholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and Regulation M, including the rules and regulations promulgated thereunder. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such persons. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.

OWNERSHIP OF COMMON STOCK BY SELLING STOCKHOLDERS

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering	Percentage of Ownership Prior to the Offering(1)	Number of Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percentage of Ownership After the Offering(1)
Citadel Equity Fund Ltd.	11,655,543	70.21%	1,895,543	9,760,000	58.8%
Banc of America Securities Limited	384,615	2.32%	384,615	0	0%
ABN AMRO Bank N.V., London Branch	384,615	2.32%	384,615	0	0%
Fursa Alternative Strategies LLC	872,595	5.26%	822,595	50,000.3%

(1) Based on 16,600,451 shares of Common Stock outstanding on January 25, 2007.

  PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock offered hereby. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

Tianfu Yang, Chairman & CEO

Since January 24, 2005, Mr. Tianfu Yang, age 45, has been the Chairman of the Board and CEO of Harbin Electric. From May 2003 until now, Mr. Yang has been the Chairman and CEO of Harbin Tech Full Electric Co., Ltd. From 2000 until now, he has been the Chairman and CEO of Harbin Tech Full Industry Co., Ltd. From 1994 to 2000, he was the President of Harbin Tianheng Wood Industry Manufacture Co., Ltd. From 1991 to 1994, Mr. Yang was the President of Hong Kong Lianfa Real Estate Company. From 1988 to 1991, he was the President of Hong Kong Property Management Development. From 1986-1988, he was the President of Helongjiang Cultural Development Company and Guangzhou Subsidiary Company. Mr. Yang graduated from Zhejiang University with a Masters degree in Electric Motor Automation and Control. From 1978 to 1979, he was a professional member in the Heilongjiang Province Aeromodelling Team, twice becoming free-style aeromodelling champion in national competition. Mr. Yang is currently the commissioner of the China Electro-Technical Society (CES) in the Linear Motor and Electromagnetism Eradiation Specialist Committees. Mr. Yang is also the People’s Representative of the City of Harbin.

Suofei Xu, Vice-President & Board Member

Since January 24, 2005, Mr. Suofei Xu, age 42, has been a director and Vice President of Harbin Electric. From 2003 until present, Mr. Xu has been the Vice President of Harbin Tech Full Electric Co., Ltd. From 2003 until present, he has been the Vice President of Harbin Tech Full Industry Co., Ltd. From 2001 to 2003, he was an investment manager for Shenzhen Capital Group Co., Ltd. From 1997 to 2001, he worked at Guangfa Securities Co., Ltd as a project manager. From 1991 to 1997, Mr. Xu worked as the Section Chief for system allocation reform of the Harbin Economic System Reform Committee. Mr. Xu graduated in 1988 from FuDan University with a B.A. in Law.

Ching Chuen Chan, Board Member, Chairman of Nominating Committee

Mr. Ching Chuen Chan, age 70, joined Harbin Electric’s Board of Directors on February 1, 2005 as an independent board member. Mr. Chan is an Honorary Professor at Hong Kong University’s Department of Electrical and Electronics Engineering. From 1976 through present, Mr. Chan earned many professorships in honorary, visiting and guest roles at world renowned institutions such as University of Hong Kong, Imperial College, London, Zhejiang University, Grenoble Polytechnic, France, Massachusetts Institute of Technology, USA and Tsing Hua University, Beijing among others. He is a Fellow of the Royal Academy of Engineering, U.K., the Chinese Academy of Engineering, the Ukraine Academy of Engineering Sciences and a Fellow and Vice President of Hong Kong Academy of Engineering Sciences. He is also a Fellow of IEEE, IEE and HKIE lecturing on electric vehicles worldwide and in 2000 was awarded the IEE International Lecture Medal. In 2001, he was selected as one of Asia’s Best Technology Pioneers by Asiaweek. During his career, Mr. Chan has advised on various consultancy projects for large corporations such as Ford Motor Company, Honda R & D Co Ltd., National Institute of Environmental Studies, Japan, Sumitomo Corporation and Mitsubishi Electric Corporation as well as serving as advisor to government agencies and active in the National Committee of Chinese People’s Political Consultative Conference. Mr. Chan graduated from Tsing Hua University in 1959 with an MSc in Electrical Engineering later achieving his PhD in 1982 from University of Hong Kong. From 1959 through 1966, Mr. Chan started his career lecturing at China University of Mining & Technology. From 1967 through 1976, Mr. Chan occupied the position of Chief design Engineer post at the Shanghai Electric Machines Works.

Patrick McManus, Board Member, Chairman of Audit Committee

Mr. Patrick McManus CPA, J.D., age 52, joined Harbin Electric’s Board of Directors on February 1, 2005 as an independent board member. Mr. McManus brings over 25 years of experience in business, finance and law to Harbin Electric. He was elected Mayor of the City of Lynn, Massachusetts in 1992 and served in this position until his retirement to the private practice of law and accounting in 2002. While serving the City of Lynn as its Mayor, he was elected a member and trustee of the Executive Committee of the U.S. Conference of Mayors (“USCM”) with responsibility for developing policy for the USCM. He also served as the Chairman of the USCM Science and Technology Subcommittee, the Urban Water Council, and as a member of  the USCM Audit Committee. Mayor McManus started his career in business with the General Electric Company in 1979, and was a Professor of Business and Finance at Salem State College in Massachusetts. Mayor McManus is an expert on China. He was instrumental in establishing a close alliance as well as coordinating a regular exchange of visits by members of the U.S. Conference of Mayors and the China Association of Mayors. Mr. McManus has been a Certified Public Accountant since 1985. Mr. McManus received his Juris Doctorate from Boston College Law School and an M.B.A from Suffolk University.

David Gatton, Board Member, Chairman of Compensation Committee

Mr. David Gatton, age 52, joined Harbin Electric’s Board of Directors on February 1, 2005 as an independent board member. Since 1985 Mr. Gatton has served as the Chairman and President of Development Initiatives, Inc, a Washington, D.C.-based government relations firm specializing in urban affairs, business development and marketing, serving a variety of public and private clients. Mr. Gatton advises cities, organizations, and companies on business development strategies, public/private partnerships and marketing initiatives. He has advised various organizations on tax reform, economic development initiatives and a variety of environmental laws, including the reauthorization of the Clean Water Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, Superfund and the Clean Air Act. Some of Mr. Gatton’s major accomplishments include: development of U.S.-Sino Memorandum of Cooperation between U.S. and China Association of Mayors, development of a national brownfield redevelopment initiative, development of several multifamily low- and moderate-income housing developments, business development strategies 13 for various private firms, and assistance in development of economic development projects for numerous cities. Mr. Gatton holds a B.A. from Cornell College, and a Master’s degree from Harvard University.

Feng Bai, Board Member

Mr. Feng Bai, age 36, joined Harbin Electric’s Board of Directors in 2006 as an independent board member. Mr. Bai founded Lighthouse Consulting Ltd. in Hong Kong in February 2003 and has been its Managing Director since its founding. Mr. Bai has been active in advising foreign corporations to invest and setup joint ventures in China. Since 1999, Mr. Bai has been involved in the trading and distribution business in China. From 1997 to 1999, Mr. Bai was employed by the investment banking division of Banco Santander, focusing on clients and transactions in Asia. Mr. Bai received his M.B.A. degree from Harvard Business School in 1997 and graduated from Babson College in 1993 with a B.S. in Finance/Investment and International Business Administration.

Yunyue Ye, Board Member

Mr. Yunyue Ye, age 54, joined Harbin Electric’s Board of Directors in 2006 as an independent board member. Mr. Ye is currently a professor in Electrical Engineering at Zhejiang University, where he has taught for the past six years. Mr. Ye also currently serves as Director of the Aerospace Electric and Electrical Motor Institute of Zhejiang University and Director of the Linear Motor Institute of the Chinese Electrotechnical Society. Mr. Ye was also Council Member of the China Electrotechnical Society. Mr. Ye graduated from Zhejiang University in 1978.

Oliver Weisberg, Board Member

Mr. Oliver Weisberg, age 34, is Managing Director and Head of the Special Situations Asia Group at Citadel Investment Group (Hong Kong) Limited, an alternative investment firm.  He is responsible for all high yield, convertible, private, and special situation investments across Asia, including Japan.  Prior to joining Citadel, Mr. Weisberg was the head of the distressed investment business at Deutsche Bank in Hong Kong from 2004 to 2006.  Prior to joining Deutsche Bank, Mr. Weisberg was an Executive Director at Goldman Sachs & Co. in the Asian Special Situations Group in Hong Kong.  Mr. Weisberg graduated with a B.A. from Harvard College.  He also spent one year doing advanced Chinese language work at the Stanford Center at Taiwan National University.  Mr. Weisberg sits on the Board of Directors of Coastal Greenland Limited, a Hong-Kong-listed property developer, and Golden State Environment Corporation, a leading China-based water and waste treatment services provider. Mr. Weisberg has been designated by Citadel Equity Fund, Ltd. (“CEF”) as a nominee for election to the Board of Directors pursuant to the terms of the Voting Agreement, dated as of August 30, 2006, among the Company, CEF and Mr. Tianfu Yang (the “Voting Agreement”).   A copy of the Voting Agreement is included as Exhibit 4.8 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2006. Mr. Weisberg was elected to the board of directors on November 17, 2006.

Tianli Yang, Vice-President

Since January 24, 2005, Mr. Tianli Yang, age 43, has been Vice President of Harbin Electric. From 2003 until now, he was the vice president of Harbin Tech Full Electric Co., Ltd. From 2000 until now, Mr.Yang has been the Vice President of Harbin Tech Full Industry Co., Ltd. From 1985-2000 he was employed in the China State Construction Engineering Corporation (“CSCEC”), in various positions, including post of Chief Administration Officer. Mr. Yang graduated from Helongjiang University in 1985 with a BA in Chinese Language & Literature.

Zedong Xu, Chief Financial Officer

Since January 24, 2005, Mr. Zedong Xu, age 37, has been CFO of Harbin Electric. From 2003 until present, Mr. Xu has been the CFO of Harbin Tech Full Electric Co, Ltd. From 2000 until present, he has been the CFO of Harbin Tech Full Industry Co., Ltd. From September 1998 to 2000, he was employed as the Chief Financial Officer for Harbin WanDa Electrical home appliances. From 1996 to 1998, Mr. Xu worked as a financial manager for Harbin High Technology Torch Daya Real Estate Co., Ltd. Mr. Xu Zedong is a qualified CPA under China’s accountancy program. He graduated in 1992 from Harbin Electrical Engineering College with a BA in Project Management.

FAMILY RELATIONSHIPS

Mr. Tianfu Yang and Mr. Tianli Yang are brothers.

BOARD PRACTICES

Our business and affairs are managed under the direction of our board of directors. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. It is our expectation that the board of directors will meet regularly on a quarterly basis and additionally as required.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has an audit committee, a nominating and corporate governance committee, and a compensation committee. Our board of directors has determined that David Gatton, Patrick McManus, and Ching Chuen Chan, the members of these committees, are “independent directors” under the current independence standards of NASDAQ Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Our board of directors has also determined that these persons have no material relationships with us--either directly or as a partner, stockholder or officer of any entity--which could be inconsistent with a finding of their independence as members of our board of directors. The current committees and the committee members are listed below:

1.	Audit Committee: Patrick McManus, CPA (Chairman), David Gatton, and Feng Bai

2.	Nominating Committee: Ching Chuen Chan (Chairman), Patrick McManus, and David Gatton

3.	Compensation Committee: David Gatton (Chairman), Patrick McManus, and Feng Bai

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee has at any time been an officer or employee of ours or our subsidiaries. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EMPLOYMENT AGREEMENT

The Company does not have employment agreements with any of its directors or executive officers. On October 12, 2005, the Company entered into an employment agreement with Mr. Barry Raeburn. Pursuant to the terms and conditions of the employment agreement, Mr. Raeburn is employed as Executive Vice President of Finance and Corporate Development of the Company for an initial term of three years, commencing September 26, 2005, at a base salary of $80,000 per year, subject to upward adjustment and an annual increase of not less than 5%. As contemplated by the agreement, the Company granted options to Mr. Raeburn to purchase 250,000 shares of the Company’s common stock, at an exercise price of $3.93 per share (the closing price per share September 23, 2005), vesting over three years. In the event that Mr. Raeburn’s employment is terminated without Cause (as defined in the agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 17, 2005), the employment agreement provides that he will be entitled to receive compensation accrued to date and a severance payment in the amount of three times his base salary in effect on the date of termination and the immediate vesting of any unvested options.

EQUITY OWNERSHIP BY EXECUTIVE OFFICERS AND DIRECTORS

As noted below in “Security Ownership of Certain Beneficial Owners”, the Company’s directors and executive officers as a group in the aggregate beneficially own 13,613,877 shares of the Company’s common stock, of which 11,400,000 shares are outstanding, 206,667 shares are issuable pursuant to options exercisable within 60 days of January 25, 2007 and 1,895,543 shares are issuable pursuant to warrants exercisable within 60 days at January 25, 2007.

Mr. Tianli Yang acquired 6,000,000 shares of the common stock of HTFE for an aggregate purchase price of approximately $726,000. Of the 6,000,000 shares, 4,500,000 shares were acquired on July 10, 2004 from one of HTFE’s four stockholders and 1,500,000 shares were acquired on August 18, 2004 from HTFE’s other three stockholders. On August 31, 2004, such shares were exchanged for no additional consideration for a proportionate amount of the 1,500 shares of TFI issued to HTFE shareholders in connection with the formation of TFI as the holding company for HTFE, and (following the transfer on August 31, 2004 of approximately 95 of his TFI shares to Mr. Suofei Xu, Mr. Zedong Xu and others) thereafter, on January 24, 2005, were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company’s common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company’s common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Tianli Yang owns 600,000 shares of the Company’s outstanding common stock. In addition, Mr. Tianli Yang has unexercised options to acquire 20,000 shares of the Company’s common stock at a price of $8.10 per share, of which options to acquire 6,667 shares are exercisable within 60 days of January 25, 2007.

Mr. Tianfu Yang acquired 47,000,000 shares of the common stock of HTFE for an aggregate purchase price of approximately $5,771,842. All such shares were acquired on August 18, 2004 from Harbin Tech Full Industry Co., Ltd., an entity controlled by Mr. Tianfu Yang. On August 31, 2004, such shares were exchanged for no additional consideration for a proportionate amount of the 1,500 shares of TFI issued to HTFE shareholders in connection with the formation of TFI as the holding company for HTFE, and (following the transfer on August 31, 2004 of approximately 111 of his TFI shares to Mr. Suofei Xu, Mr. Zedong Xu and others) thereafter were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company’s common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company’s common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Tianfu Yang owns 9,750,000 shares of the Company’s outstanding common stock. In addition, Mr. Tianfu Yang has unexercised options to acquire 30,000 shares of the Company’s common stock at a price of $8.10 per share, of which options to acquire 10,000 shares are exercisable within 60 days of January 25, 2007.

Mr. Suofei Xu acquired an aggregate of 75 shares of TFI from Mr. Tianfu Yang and Mr. Tianli Yang for nominal consideration on August 31, 2004. On January 24, 2005, such shares were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company’s common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 shares for each share of the Company’s common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Suofei Xu owns 600,000 shares of the Company’s outstanding common stock. In addition, Mr. Suofei Xu has unexercised options to acquire 20,000 shares of the Company’s common stock at a price of $8.10 per share, of which options to acquire 6,667 shares are exercisable within 60 days of January 25, 2007.

Mr. Zedong Xu acquired an aggregate of 56.25 shares of TFI from Mr. Tianfu Yang and Mr. Tianli Yang for nominal consideration on August 31, 2004. On January 24, 2005, such shares were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company’s common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company’s common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Zedong Xu owns 450,000 shares of the Company’s outstanding common stock. In addition, Mr. Zedong Xu has unexercised options to acquire 20,000 shares of the Company’s common stock at a price of $8.10 per share, of which options to acquire 6,667 shares are exercisable within 60 days of January 25, 2007.

Mr. Feng Bai is affiliated with Lighthouse Consulting Limited, whose holdings include 66,667 shares held of record and options to acquire 20,000 shares of common stock exercisable within 60 days of December 18, 2006. These shares were acquired as part of a private placement on August 31, 2005 (the “Private Placement”), whereby the Company entered into Securities Purchase Agreements with institutional investors and other accredited investors to sell an aggregate of 1,600,000 shares of the Company’s common stock, at a price of $3.00 per share together with options to purchase an aggregate of 480,000 shares of common stock at $3.50 per share. The Private Placement was entered into pursuant to Regulation D of the Securities Act of 1933.

Mr. Yunyue Ye acquired an aggregate of 5,625 shares of TFI form Mr. Tianfu Yang and Mr. Tianli Yang for nominal consideration on August 31, 2004. On January 24, 2005, such shares were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company’s common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company’s common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Ye Yunyue owns 45,000 shares of the Company’s outstanding common stock.

On January 31, 2005, each of Mr. Patrick McManus, Mr. David Gatton and Mr. Ching Chuen Chan was granted options to purchase 50,000 shares of the Company’s common stock at a price of $3.10 per share. On February 6, 2006, each of Mr. McManus and Mr. Gatton was granted options to purchase 10,000 shares of the Company’s common stock at a price of $8.10 per share. Of the total options granted to Mr. McManus, Mr. Gatton and Mr. Chan, options to acquire 53,333, 53,333 and 50,000, respectively, are exercisable within 60 days of January 25, 2007.

Mr. Oliver Weisberg is a Managing Director and Head of the Special Situations Asia Group at Citadel Investment Group (Hong Kong) Limited. Mr. Weisberg disclaims beneficial ownership over any shares beneficially owned by Citadel Equity Fund by virtue of (i) its ownership of warrants to purchase an aggregate of 1,895,543 shares of our common stock and (ii) the 9,760,500 shares of common stock beneficially owned by Mr. Tianfu Yang that are subject to the Voting Agreement.

On December 19, 2006, Christopher Hsu, resigned as a director of the Company. Mr. Hsu was designated as a director of the Company by Citadel. Mr. Hsu resigned as a director of the Company due to his resignation from Citadel. Citadel does not presently intend to designate a replacement for Mr. Hsu but may do so in the future. The decision by Mr. Hsu to resign was not the result of any disagreement with us on any matters relating to our operations, policies or practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by:

(i)	each person known to beneficially own more than five percent of our common stock;

(ii)	each of our officers, directors and nominees for election as director; and

(iii)	all of our directors and executive officers as a group.

The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percentage of Class (1)
Common Stock	Tianfu Yang Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	9,760,000	(2)	58.8%

Common Stock	Suofei Xu Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	606,667	(3)	3.7

Common Stock	Tianli Yang Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	606,667	(4)	3.7

Common Stock	Zedong Xu Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	456,667	(5)	2.8

Common Stock	Ching Chuen Chan Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	50,000	(6)	0.3

Common Stock	Patrick McManus Harbin Electric, Inc. 2 Penn Center, Suite 1306 Philadelphia, PA 19102	53,333	(7)	0.3

Common Stock	David Gatton Harbin Electric, Inc. 2 Penn Center, Suite 1306 Philadelphia, PA 19102	53,333	(8)	0.3

Common Stock	Feng Bai Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	86,667	(9)	0.5

Common Stock	Yunyue Ye Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	45,000		0.3

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Class (1)
Common Stock	Oliver Weisberg Citadel Equity Fund Ltd. c/o Citadel Investment Group (Hong Kong) Limited Chater House, 18th Floor 8 Connaught Road Central, Hong Kong	11,655,543	(10)	70.21

Common Stock	First Wilshire Securities Management, Inc.	1,061,782	(11)	6.4

Common Stock	Citadel Equity Fund Ltd.	11,655,543	(12)	70.21

Common Stock	Shares of all directors and executive officers as a group (10 persons)	13,613,877	(13)	82.0

(1)	Based on 16,600,451 shares of common stock currently outstanding as of January 25, 2007.

(2)	Includes options to acquire 10,000 shares of common stock exercisable within 60 days of January 25, 2007.

(3)	Includes options to acquire 6,667 shares of common stock exercisable within 60 days of January 25, 2007.

(4)	Includes options to acquire 6,667 shares of common stock exercisable within 60 days of January 25, 2007.

(5)	Includes options to acquire 6,667 shares of common stock exercisable within 60 days of January 25, 2007.

(6)	Includes options to acquire 50,000 shares of common stock exercisable within 60 days of January 25, 2007.

(7)	Includes options to acquire 53,333 shares of common stock exercisable within 60 days of January 25, 2007.

(8)	Includes options to acquire 53,333 shares of common stock exercisable within 60 days of January 25, 2007.

(9)
Includes 66,667 shares held of record and options to acquire 20,000 shares of common stock exercisable within 60 days of December 18, 2006, held by Lighthouse Consulting Limited, an affiliate of Mr. Bai Feng, who may be deemed to beneficially own the shares.

(10)
Includes 11,655,543 shares of common stock that Citadel Equity Fund Ltd. may be deemed to beneficially own. Mr. Weisberg is a Managing Director and Head of the Special Situations Asia Group at Citadel Investment Group (Hong Kong) Limited. Mr. Weisberg disclaims beneficial ownership of any such shares that Citadel Equity Fund Ltd. may be deemed to beneficially own.

(11)
First Wilshire Securities Management, Inc. (“First Wilshire”) filed a Schedule 13G with the Securities and Exchange Commission on September 30, 2005 in which it reported beneficial ownership of 1,061,782 shares of common stock, consisting of sole voting power over 1,500 shares of common stock and sole dispositive power over 1,060,282 shares of common stock. The business address for First Wilshire is 600 South Lake Street, Suite 100, Pasadena, California 91106-3955.

(12)
Citadel Limited Partnership, an Illinois limited partnership (“CLP”), Citadel Investment Group, L.L.C., a Delaware limited liability company (“CIG”), Citadel Investment Group (Hong Kong) Limited, a Hong Kong company (“CIGHK”), Kenneth Griffin, a natural person (“Griffin”), Citadel Wellington LLC, a Delaware limited liability company (“CW”), Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”) and Citadel Equity Fund Ltd., a Cayman Islands company (“CEF,” and collectively, together with CLP, CIG, CIGHK, Griffin, CW and CKGSF, the “Citadel Group”) filed an amendment to its Schedule 13D with the Securities and Exchange Commission (the “SEC”) on December 6, 2006 in which the Citadel Group reported beneficial ownership of 11,653,043 shares of common stock, consisting of sole voting power over no shares of common stock, shared voting power of 11,653,043 shares of common stock, sole dispositive power over no shares of common stock and shared dispositive power over 1,895,543 shares of common stock and which included 9,757,000 shares of the common stock beneficially owned by Tianfu Yang, including 7,500 shares that Mr. Yang may acquire upon exercise of options within 60 days of the date thereof and, since then, Mr. Yang has become entitled to acquire an additional 2,500 shares upon the exercise of options within 60 days of December 18, 2006, over which the Citadel Group may be deemed to have shared voting power pursuant to a Voting Agreement, dated as of August 30, 2006, among Citadel Equity Fund Ltd., the Company and Mr. Yang. Pursuant to the terms of the Voting Agreement, Mr. Yang has agreed to vote all shares of the common stock of the Company owned by him (a) to ensure that up to two nominees of Citadel are elected to the Board of Directors (b) to ensure that the size of the Company's board of directors is sufficient to permit the appointment and/or election of the Citadel nominees and (c) to ensure that the total size of the Company's board of directors does not exceed ten (10) members at any time. The business address for the Citadel Group is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(13)	Includes aggregate options to acquire 206,667 shares of common stock and warrants to acquire 1,895,543 shares of common stock, in each case exercisable within 60 days of January 25, 2007.

  DESCRIPTION OF SECURITIES

Under our Articles of Incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. As of January 25, 2007, there were 16,600,451 shares of common stock outstanding.

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued by us. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock.

  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  THE COMPANY

ORGANIZATION

On January 12, 2004, Torch Executive Services Ltd., a Nevada corporation (“Torch”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with Torch Subsidiary, Inc., a Delaware corporation (“TSI”) wholly-owned by Torch, Tech Full International, Inc., a Delaware corporation (“TFI”) and the stockholders of TFI. Under the terms of the agreement, TFI merged with and into TSI and Torch issued 8,000,000 shares of its common stock (“Acquisition Shares”) to the holders of TFI and, in consideration of the payment of $5,000, the former president of Torch returned 5,000,000 shares of common stock to the treasury, which were subsequently cancelled. The new shares constituted approximately 80 percent of the outstanding shares of Torch, after the merger. The transaction closed on January 24, 2004.

At the effective date of merger, by virtue of the merger and without any action on the part of TSI, TFI or the TFI stockholders, the shares of capital stock of each of TFI and TSI were converted as follows:

•	Capital Stock of TSI. Each issued and outstanding share of TSI’s capital stock (other than the 5,000,000 shares returned to the treasury and then cancelled) continued to be issued and outstanding.

•
Conversion of TFI. Each share issued and outstanding of TFI that was issued and outstanding at the effective date of the merger was converted into the right to receive at the time and in the amounts described in the Merger Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of TFI shares outstanding immediately prior to closing.

On January 26, 2005, Torch changed its name to Harbin Electric, Inc. (the “Company”). On January 26, 2005, the Company declared a stock dividend of 0.5 share on each share of its stock outstanding to all stockholders of record as of January 26, 2005. The stock dividend was payable on January 27, 2005.

BUSINESS

Harbin Electric, through its indirect wholly-owned subsidiary, HTFE, develops, engineers, manufactures and sells a wide array of customized linear motors and other special motors.

HTFE was founded in the PRC in April 2003. In August 2004, the stockholders of HTFE exchanged all outstanding stock of HTFE for stock of TFI, a newly formed Delaware corporation, and HTFE thereby became a wholly-owned subsidiary of TFI.

Torch Executive Services Ltd. (“Torch”) was incorporated in the State of Nevada in July 2003 to engage in the business of providing travel and concierge services. In January 2005, Torch entered into an agreement with TFI and the TFI stockholders, pursuant to which stockholders of TFI became stockholders of Torch; the shares of Torch previously owned by the president and majority stockholder of Torch were cancelled; TFI was merged with and into a wholly-owned subsidiary of Torch (“Torch Subsidiary”); and Torch was renamed Harbin Electric, Inc. Subsequently, the Torch Subsidiary changed its name to Advanced Electric Motors, Inc. (“AEM”).

The transaction with Torch was accounted for as a reverse acquisition under the purchase method of accounting since the former stockholders of TFI acquired control of Torch. The merger of TFI and Torch Subsidiary was recorded as a recapitalization of TFI, with TFI being treated as the surviving entity for accounting purposes notwithstanding the fact that TFI was not the surviving corporation in the merger. The entities also changed their fiscal year to the period ending December 31.

Harbin Electric owns all of the outstanding stock of AEM, which in turn owns all of the outstanding stock of HTFE, the operating subsidiary. Both Harbin Electric and AEM are non-operating holding companies.

We are located in the Harbin Development Zone in the city of Harbin, China, the capital of Heilongjiang Province. Our facilities include a connected two-story factory and a three-story office building. This represents a combined space of 178,564 square feet. Our property is situated on approximately 215,278 square feet of land in the Harbin Development Zone.

The HDZ consists of Harbin Economic and Technological Development Zone and Harbin High and New Technological Development Zone both recognized and authorized at the national level. The main mission is to develop high and new technological industries and become an impetus to the economic growth of the provincial and municipal economy by means of the investment promotion, good services and a favorable investment environment. We believe that these benefits, in addition to the wealth of human resources and favorable income taxation policy, are the primary benefits to conducting business in Harbin.

INDUSTRY OVERVIEW

The LM industry is a fast-growing industry in China. Historically, traditional electric rotary motors have been used in various industries throughout China, but performance and efficiency issues associated with traditional electric motors have spurred an interest in the industry to consider alternative technologies such as LMs. Compared with traditional rotary motors, we believe that LMs are simpler to control, easier to operate, more reliable and capable of reducing operating costs in the long term.

Unlike traditional electric motors that rely on centrifugal rotation, or torque, a linear motor is an electric motor that transmits force through a magnetic field without the need for a mechanical linkage. An axis driven by a linear motor requires little or no contact between moving parts. Reduced contact between moving surfaces translates to reduced wear and reduced vibration. As a result, there is no backlash, windup, wear or maintenance that is normally associated with traditional electric motors. Many applications that require some sort of linear motion can benefit from the use of LMs.

LM integrated systems allow for faster response and more effective braking forces. LMs are more energy efficient because there are no gears or chains to cause backlash, no lubrication is needed, and overall maintenance requirements are lower. The Chinese government has shown an interest in the development of China’s LM industry by providing research grants to domestic companies which are chosen to participate in state-sponsored feasibility studies on projects such as the development of high-speed rail links using LM technology.

OUR STRATEGY

Our objective is to be the leading provider of customized linear motors and special motors for customers in China’s industrial end-markets. Additionally we intend to pursue relationships with large multinational suppliers. To achieve this objective, we plan to execute the following key business strategies:

•
Strengthen our design and development capabilities. To meet the changing needs of our customers, we intend to continue to improve and strengthen our in-depth design capabilities to meet the changing needs of our customers, and continue to differentiate ourselves from our competitors in the global marketplace. We intend to capitalize on the significant growth in the end-markets for linear motors in China by continuing to build out our design expertise and production capacity.

•
Leverage our strong customer relationships into new opportunities. We will continue to expand our presence in the China market. While developing strategic relationships with established international firms. We will also more proactively address opportunities in the global markets for linear motors and other special motors which carry higher average selling prices.

PRODUCTS AND SERVICES

We develop, engineer, manufacture, and sell a wide array of customized linear motors and other special motors. We develop products based on our customers’ specific design specifications using our proprietary process technology and expertise. The characteristics of the customers’ requirement and the specific technology application in each development are exclusive. This custom product development allows for good customer relations and enables us to maintain our profit margins. We are able to compete effectively based on our low cost manufacturing facilities and favorable labor cost advantages afforded to us in China.

Presently, we offer four main products:

1. Flat linear asynchronous motor series (self-cooling)

The flat linear asynchronous motor series is widely applied in transmission systems as the production transportation line, the crane, postal service sorting machine, baggage sorting machine, printed matter sorting machine, automatic linear door, and revolving door applications. The flat linear asynchronous motor series is self-cooling using the ambient environment.

2. Flat three-phase linear asynchronous motor (forced ventilation)

The flat three-phase linear asynchronous motor has a forced ventilation structure, which is loaded with radiator, bottom board, and air blower to reduce and dissipate heat. This motor is used in transmission systems as the production transportation line, the crane, postal service sorting machine, baggage sorting machine, printed matter sorting machine, automatic linear door, and revolving door applications. Unlike the self-cooling design of our flat linear asynchronous motor series, our flat three-phase linear asynchronous motor utilizes forced ventilation.

3. The plane goods transmission installment

This installment is used in logistical line, custom and airport applications.

4. Micro-motor and the armature

The micro-motor is used in home appliances including the microwave oven, refrigerator, warmer, washer, fan and other applications. The armature, a rotating part of an electric machine or a motor, is used in electronic tools including electric drill, electric hammer, electric scissors, curve-saw and polisher applications.

Our products have been mainly used in servicing the factory automation, packaging and the oil industries. Our linear motor product series has been used in the oil services, factory automation, packaging and mass transportation systems industries. Our flat linear asynchronous motor series, flat three-phase linear asynchronous motor and the plane goods transmission installment application have been mainly applied in transmission systems including the production transportation conveyor line, the postal service sorting machine, the baggage sorting machine and the printed matter sorting machine. Our flat linear asynchronous motor series application has also been used in the oil pump machine of oil field. Our micro-motor has been used in home application including the microwave oven, refrigerator, warmer, washer, fan and other applications, and our armature has been used in electronic tools including electric drill, electric hammer, electric scissors, curve-saw and polisher applications.

MANUFACTURING PROCESS

Through our subsidiaries, we own state-of-the-art manufacturing equipment and production facilities in the PRC that enable us to meet the demands of high quality engineering to ensure product reliability and durability. We believe that the facility and its landscape can accommodate potential capacity expansion plans.

Generally, there are two stages of design and development before the main production process. In the first process stage, the technical design of the motor is drawn based on customer defined parameters such as the speed, force, heat output and size of the motor. In the second process stage, the working prototype is produced, and testing and validation of the prototype are conducted. The main production process can be carried out only after the working prototype passes the various testing and validation protocols. The actual manufacturing process consists of winding the coils, laminating the primary and secondary elements, and hermetic casing for protection and durability among other procedures. The last stage is testing and validation.

SERVICES

We provide after-sale services to our customers, through our subsidiary, HTFE. We typically offer a warranty of up to two years on our products and expect to absorb the costs of servicing if our products fail within the two-year warranty period. We generally provide on-site at a client location within 24 hours to fix problems arising within the warranty period. After the two-year warranty period has expired, we offer after-sale services for a fee.

MARKETING

Currently we receive contracts mostly through tender offers and referrals. We have a marketing team of six people that focuses on providing support and consultancy to customers. We target our products to the global original equipment manufacturers (“OEMs”) and distributors as components or in integrated systems. We also will cooperate with major system integrators to jointly develop and market new products. We have a close involvement with our customers to jointly develop and customize products for customers’ specific needs. We believe this active working relationship with customers has allowed us to win repeat business, create visibility and enhance our growth.

We also participate in industry trade shows, technical conferences, professional seminars and exhibitions, and use these events to promote its products, generate sales, and build brand awareness.

We are actively exploring the international markets for our products, and we recently established executive offices in Philadelphia, Pennsylvania.

SOURCES AND AVAILABILITY OF RAW MATERIALS (VENDORS)

The raw materials used by us include semi-finished products and component materials. The main raw materials consist of semi-finished products, including iron-ore, fans, radiators and control cabinets. The main component materials include enamel wire and metal plating. We believe that alternative sources are available for such materials.

Supplier Name	Components Purchased
Acheng Relay Company Limited	Accessories of the logistic system, iron-core of electric motors
Jiangnan Aluminum Material Factory	Aluminum material
Linear Motor Institute of the Zhejiang University	Control cabinets
Rui’an Fangzhuang Motor Fittings Factory	Enamel wire and metal plating

CUSTOMERS

Three major customers accounted for 69% of our net revenue for the year ended December 31, 2005, with each customer individually accounting for about 46%, 12% and 11% of the sales. At December 31, 2005, the total receivable balance due from these three customers was $5,124,275.

Customer Name	2005 Net Revenue (US dollars in millions)	Percentage of 2005 Net Revenue
GuiYang Putian Wanxiang Logistic Technology Co., Ltd.	$10.89	46%
Shanghai Junci Machine and Electric Equipments Co., Ltd.	2.87	12%
Suifenghe Wanrong Business Trade Co., Ltd.	2.58	11%
Total	$16.34	69%

INTELLECTUAL PROPERTY

We hold three patents in China relating to our core LM technology. These patents were issued by the Intellectual Property Rights Bureau of The People’s Republic of China as follows:

Patent Name	Type	Patent Number	Application Date	Term	Description
Linear Motor-Driven Flexible Planar Materials Circulation Line	Utility	ZL 02 2 11613.3	April 28, 2002	10 years from the Application Date	This utility model involves an application for conveying equipment circulation line driven by a linear motor.

Linear Motor-Driven Crawler Style Conveyor	Utility	ZL 02 2 10379.1	April 28, 2002	10 years from the Application Date	This utility model utilizes the linear movement directly output by the flat linear motor, basically alters the principles of current conveyors.

Patent Name	Type	Patent Number	Application Date	Term	Description
Flat Linear Three-Phase Asynchronous Motor	Utility	ZL 02 2 10740.1	March 18, 2002	10 years from the Application
The advantages of the flat linear three-phase asynchronous motor of this utility model are that it drives linear movement units, thus the thrust force is generated directly without the needs of any conversion equipment. The intermediate conversion equipment is omitted and the whole system is simplified. This makes the whole system run securely with improved transmission efficiency, reduced manufacturing costs and reduced maintenance costs to operate compared to rotary motors.

RESEARCH AND DEVELOPMENT

Our design and development of linear motors and other special motors include both the development of products, which extend the product lines, and the modification of existing products to meet new application requirements. Additional development work is done to improve production methods. Our strategy is to combine internal product research and development with outside research from China’s scientific research institutions.

We cooperate closely with various scientific research institutions to advance development of new products and production methods. We have on-going relationships with Zhejiang University, Shanghai Micro-Motors Research Institute, and China Academy of Sciences Electric Engineering Institution. For example, one of our joint research and development projects is our current program with Zhejiang University where we are jointly developing a Permanent Magnetism Synchronization Servo Motor.

Costs associated with research, new product development, and product and cost improvements are treated as expenses when incurred and amounted to approximately $750,000 and $38,000 for the year ended December 31, 2005 and 2004, respectively.

EMPLOYEES

As of January 25, 2007, we employed approximately 235 people in the following capacities: 17 in management, 7 in administrative, 142 in production, 8 in sales, 51 in research and development and 10 in financial management.

We believe that we have good working relationships with our employees, most of whom are located in Harbin, the capital of Heilongjiang Province. We are not a party to any collective bargaining agreements, and none of our employees are covered by a collective bargaining agreement.

We have employment contracts with a number of our employees. Employment contracts are designed to adhere to both State and Provincial employment and social security regulations under applicable Chinese law. We have signed confidentiality agreements with all of our employees.

COMPETITION

We believe that the principal competitive factors affecting the markets for our customized module design solutions include:

•	understanding our customers’ time-to-market, technology and cost requirements;

•	access to industrial supply chain and raw material providers;

•	pricing and efficiency;

•	design capabilities;

•	customer relationships; and

•	technical support.

We believe that we compete favorably with respect to each of these criteria. In addition, while we do not believe that there are any direct competitors of any meaningful size that operate using the same business model as ours within the PRC.

We have recently entered the international marketplace for our products. Globally, some of our competitors are larger in size or are divisions of large diversified companies and have substantially greater financial resources.

PRC REGULATIONS

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), or the Rules, as amended. Under the Rules, once certain procedural requirements are met, Renminbi (“RMB”) is convertible for current account transactions, including trade and service-related foreign exchange transactions and dividend payments, but not for capital account transactions, including direct investment, loans or investments in securities outside China, without prior approval of the State Administration of Foreign Exchange of the People’s Republic of China, or its local counter-parts. Since a significant amount of our future revenues will continue to be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in China to fund our business activities outside of China, if any, or expenditures denominated in foreign currencies, or our ability to meet our foreign currency obligations, which could have a material adverse effect on our business, financial condition and results of operations. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB with respect to foreign exchange transactions.

In addition, regulations were recently promulgated by State Development and Reform Commission, or SDRC, and the State Administration of Foreign Exchange, or SAFE, that require registration with, and approval from, PRC government authorities in connection with direct or indirect offshore investment activities by individuals who are PRC residents and PRC corporate entities. These regulations may apply to future offshore or cross-border acquisitions, if any, as well as to the equity interests in offshore companies held by our PRC stockholders who are considered PRC residents. We intend to make all required application and filings, and will require the stockholders of the offshore entities in our corporate group who are considered PRC residents to make the application and filings, as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. However, because these regulations are relatively new and lacking implementing rules or reconciliation with other approval requirements, it remains uncertain how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant government authorities. The approval criteria by SDRC agencies for outbound investment by PRC residents are not provided under the relevant SDRC regulations. Also, the criteria for registration with SAFE agencies, and whether such registration procedure is discretionary, are still uncertain as the criteria, if any, are not provided for under relevant SDRC regulations. Furthermore, there is a lack of relevant registration precedents for us to determine the registration criteria in practice. Accordingly, we cannot provide any assurances that we will be able to comply with, qualify under or obtain any registration or approval as required by these regulations or other related legislations. Further, we cannot assure you that our stockholders would not be considered PRC residents, given uncertainties as to what constitutes a PRC resident for the purposes of the regulation, or that if they are deemed PRC residents, they would or would be able to comply with the requirements. Our failure or the failure of our PRC resident stockholders to obtain these approvals or registrations may restrict our ability to acquire a company outside of China or use our entities outside of China to acquire or establish companies inside of China, which could negatively affect our business and future prospects.

With respect to our subsidiary in the PRC and to the extent that we form any additional subsidiaries in the PRC, the ability of any PRC operating subsidiary to make dividend and other payments to us may be restricted by factors such as changes in applicable foreign exchange and other laws and regulations. For example, under the SAFE regulations discussed above, the foreign exchange activities of a PRC subsidiary are conditioned upon the compliance with the SAFE registration requirements by the stockholders of any offshore entities who are PRC residents. Failure to comply with these SAFE registration requirements may substantially restrict or prohibit the foreign exchange inflow to and outflow from a PRC subsidiary, including, remittance of dividends and foreign-currency-denominated borrowings by a PRC subsidiary. In addition, a PRC operating subsidiary is required, where applicable, to allocate a portion of their net profit to certain funds before distributing dividends, including at least 10% of their net profit to certain reserve funds until the balance of such fund has reached 50% of their registered capital. These reserves can only be used for specific purposes, including making-up cumulative losses of previous years, conversion to equity capital, and application to business expansion, and are not distributable as dividends. A PRC operating company is also required, where applicable, to allocate an additional 5% to 10% of their net profits to a statutory common welfare fund. The net profit available for distribution from a PRC operating company is determined in accordance with generally accepted accounting principles in China, which may materially differ from a determination performed in accordance with U.S. GAAP. As a result, we may not receive sufficient distributions or other payments from these entities to enable us to make dividend distributions to our stockholders in the future, even if our U.S. GAAP financial statements indicate that our operations have been profitable.

RECENT DEVELOPMENTS

Joint Research and Development Agreement

On August 21, 2006, HTFE entered into a joint research and development agreement (the “R&D Agreement”) with the Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”) to produce a train and system to be tested at the Beijing Airport railway line in the People’s Republic of China (“PRC”) by the end of 2008. The Agreement provides that the term of the project shall commence on August 2006 and terminate in early 2009.

The R&D Agreement provides for a budget of approximately US$3.13 million, consisting of US$1.88 million to be invested by HTFE and the remainder to be invested by IEECAS. HTFE is to be responsible for designing and manufacturing certain components of the system, including the high power linear traction motors, track reaction plates, the body of the test vehicle, the test vehicle’s DC/AC power supply components, and other mechanical and auxiliary components. Patents resulting from this project are to be jointly-owned by the parties. Ownership of other non-patent rights, such as the right of use and right of transfer under PRC intellectual property laws, are to be decided by the parties by mutual agreement. The R&D Agreement further stipulates, among other things, that the economic benefits as a result of the commercialization of the research results shall be divided between the parties on a pro rata basis in accordance with their respective level of total investments.

New Financing

On August 29, 2006, we, AEM, and the Investors entered into a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of $50.0 million aggregate principal amount of the Notes and Warrants to purchase an aggregate of 3,487,368 shares of our common stock in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. The transaction closed on August 30, 2006.

Indenture

The Notes are governed by an indenture, dated August 30, 2006, entered into among us, AEM, as guarantor, and The Bank of New York, as trustee for the Notes. Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”). Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

Under the indenture, we are prohibited, and we are obligated to preclude our subsidiaries, from incurring additional debt unless such debt has been designated as permissible debt under the terms of the indenture. The indenture imposes further limitations on our ability to (i) make investments in other companies, (ii) create liens, (iii) sell our assets if the fair market value of such sales in one calendar year exceeds, in the aggregate, $4.5 million per year, (iv) make distributions from our subsidiaries and (v) engage in transactions with our affiliates. We must also maintain a consolidated tangible net worth of not less than $25.0 million from the issuance date of the Notes until the first annual anniversary thereof, which amount increases at each annual anniversary of such issuance date by $10.0 million. We will also be required to pay an additional interest of 2.0% per annum on the Notes if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before July 1, 2007 and if we are not at that time currently maintaining such listing. Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China), are obligated, to guarantee, on a senior secured basis, to the purchasers of the Notes and to the trustee the payment and performance of our obligations. If we are required to pay any of these penalties, which could be substantial in aggregate amount, such payments could have a material and adverse effect on our financial results and results of operations.

In addition, we are obligated to pay liquidated damages upon failure to complete certain events. They include:

(i) an aggregate amount of $750,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before April 9, 2007 if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before April 1, 2007 and if we are not at that time currently maintaining such listing;

(ii) an aggregate amount of $1,500,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before July 9, 2007 if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before July 1, 2007 and if we are not at that time currently maintaining such listing;

(iii) an aggregate amount of $2,500,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before March 1 of each year, beginning March 1, 2007, if we have not appointed a new independent accounting firm from a list of pre-approved candidates by the January 1 immediately preceding each such March 1, and if an independent accounting firm identified as a pre-approved candidate in the indenture is not at each such March 1 engaged by us; and

(iv) an aggregate amount of $1,200,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before the 125th day following the issuance date of the Notes, if we have not appointed a senior financial officer knowledgeable about the U.S. capital markets and proficient in English by the 120th day following the issuance date of the Notes, and the same aggregate amount for each subsequent 120-day period in which we fail to so comply.

Pursuant to the terms of the indenture governing the Notes, the holders of not less than a majority of all outstanding Notes may waive on behalf of the holders of all Notes compliance with any of the above described covenants and the associated payment of liquidated damages.

On December 14, 2006, Harbin Electric, Inc. we dismissed Kabani & Company, Inc. (“Kabani”) as our independent certified public accountants. The decision was approved by our Board of Directors.

The report of Kabani on our financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion. During our fiscal year ended December 31, 2005 and 2004 and the subsequent interim periods preceding the termination, we had no disagreements with Kabani on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Kabani would have caused Kabani to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

On December 14, 2006, we engaged Moore Stephens Wurth Frazer and Torbet, LLP (“Moore Stephens”), as our new independent registered accounting firm. Moore Stephens was selected from a list of pre-approved candidates presented to us in accordance with the terms of the indenture. During the two most recent fiscal years and the interim period preceding the engagement of Moore Stephens, we have not consulted with Moore Stephens regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

On December 21, 2006, the holder of 53% of the outstanding Notes waived until February 28, 2007, our obligation pursuant to the indenture to appoint a full time senior financial officer knowledgeable about the U.S. capital markets and proficient in English. In addition, on December 21, 2006, the holder of 53% of the outstanding Notes waived any and all claims to liquidated damages that may otherwise have accrued prior to February 28, 2007 due to our failure to appoint a senior financial officer as required by the indenture.

On January 26, 2007, we announced that the Company’s application to list its common stock on the Nasdaq Global Market had been approved by The NASDAQ Stock Market. The Company commenced trading on the Nasdaq Global Market on January 31, 2007 under the ticker symbol “HRBN.”

Notes and Guarantee

The Notes:

•	are general senior secured obligations of the Company;

•	are secured on a first priority basis by all of the shares of AEM held by the Company;

•	rank equally in right of payment with all existing and future pari passu indebtedness of the Company; and

•	will rank senior in right of payment to all existing and future subordinated indebtedness of the Company.

The Notes are unconditionally guaranteed on a senior secured basis by AEM (the “Guarantor”) and will be guaranteed on a senior secured basis by all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China).

The Notes bear interest on the principal amount at the rate per annum, reset semi-annually, equal to (a) LIBOR plus 4.750% for the 2010 Notes and (b) LIBOR plus 3.350% for the 2012 Notes. The interest rate on the Notes is subject to increase pursuant to the provisions of the Indenture. The Company shall pay interest semi-annually in arrears on March 1 and September 1 of each year. Interest shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from the date of issuance. If there is no existing default in the payment of interest, and if the Note is authenticated between a record date and the next succeeding interest payment date, interest shall accrue from such next succeeding interest payment date. The first interest payment date shall be March 1, 2007. The Company shall pay interest on overdue principal and premium, if any, from time to time at a rate that is 4% per annum in excess of the interest rate then in effect under the Indenture and the Notes. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as such rate may be modified by United States law of general application.

The 2010 Notes shall not be redeemable at the option of the Company prior to September 1, 2007. Starting on that date, the Company may redeem all (but not less than all) of the 2010 Notes, after giving notice. The 2012 Notes shall not be redeemable at the option of the Company prior to September 1, 2007. Starting on that date, the Company may redeem all (but not less than all) of the 2012 Notes, after giving notice.

1.  Upon a change of control of the Company, each noteholder may require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such holder’s Notes at a purchase price in cash equal to 102.5% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the purchase date (subject to the right of holders of record on the relevant record date to receive interest).

2.  If the Company or any of its subsidiaries consummates an asset sale, they shall not be required to apply any net available cash in accordance with the Indenture until the aggregate net available cash from all asset sales following the date the Notes are first issued exceeds $2.0 million. Thereafter, the Company shall, after applying the additional aggregate $2.0 million of net available cash, commence an offer for Notes pursuant to the Indenture by applying the net available cash to purchase the maximum principal amount of Notes that may be purchased out of the net available cash at an offer price in cash equal to 100% of the principal amount plus accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an asset sale offer is less than the net available cash, the Company may use such deficiency for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of net available cash, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an asset sale offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the required form.

The Guarantee of the Notes:

•	is a senior secured obligation of the Guarantor;

•	will be secured, on a first priority basis, by security interests in any other collateral owned by the Guarantor;

•	is senior in right of payment to all existing and future subordinated indebtedness of the Guarantor; and

•	ranks equally in right of payment with all existing and future pari passu indebtedness of the Guarantor.

Share Pledge Agreement

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, pursuant to which the Notes were secured with all of the shares of AEM common stock held by us.

Warrant Agreement and Warrants

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder beginning on the date of issuance through the maturity date of such Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the exercise price of the Warrants may, subject to certain conditions, be adjusted. If the exercise price is adjusted, the Warrant Agreement provides that the number of shares of common stock issuable upon the exercise of each warrant shall be adjusted. No fractions of a share of common stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value of the fractional share, determined as provided in the Warrant Agreement.

The applicable exercise price and the number of shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of certain events, including:

•
if the Company makes a dividend payment or distribution on its common stock payable in shares of its common stock, subdivides, combines or reclassifies its share capital or makes a distribution on its common stock in shares of its capital stock other than common stock;

•
if the Company distributes any rights, options or warrants to all holders of its common stock entitling them to subscribe for shares of common stock or securities convertible into, or exchangeable or exercisable for, shares of common stock, in either case, at a price per share less than the fair value per share;

•
if the Company distributes to all holders of its common stock any of its assets (including cash), debt securities, preferred stock or any rights or warrants to purchase assets (including cash), debt securities, preferred stock or other securities of the Company;

•	if the Company issues shares of common stock for a consideration per share less than the fair value per share on the date the Company fixes the offering price of such additional shares; or

•
if the Company issues any securities convertible into or exchangeable or exercisable for common stock for a consideration per share of common stock initially deliverable upon conversion, exchange or exercise of such securities less than the fair value per share on the date of issuance of such securities or on the date the Company fixes the offering price of such securities.

The exercise price, however, shall not be less than $0.01 per share. In addition to the adjustments described above, the Company may, at any time, reduce the exercise price to any amount greater than or equal to $0.01 per share for any period of time.

The Warrant Agreement further provides that (i) each holder of 2012 Warrants shall have the right until August 30, 2012 and (ii) each holder of 2009 Warrants shall have the right until August 30, 2009 to receive from the Company the number of shares underlying such Warrants which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the applicable exercise price.

Equity Registration Rights Agreement

In connection with the issuance of the Warrants, we and the Investors have entered into an equity registration rights agreement, dated August 30, 2006, pursuant to which we have agreed to file a shelf registration statement covering the resale of the shares underlying the Warrants. Under the registration rights agreement, we agreed that, in the event that the registration statement relating to the shares underlying the Warrants has not been declared effective by the SEC on or before March 30, 2007, or if effectiveness of such registration statement is suspended at any time while any registrable securities relating to the Warrants remain outstanding, we agreed to pay an aggregate of $250,000 in cash to the warrantholders for each thirty-day period for which that remains uncured (but which amount shall not exceed $2,000,000 in the aggregate). Payment shall be made on a pro rata basis in accordance with each warrantholder’s percentage holding of the then outstanding registrable securities. If a warrantholder fails to provide the Company with information that is required to be provided in the registration statement, the commencement of the liquidated damages period is to be extended until two business days following the date of receipt by the Company of such required information, and the amount payable to any warrantholder is to be prorated for the number of actual days during such liquidated damages period during which a default remains uncured. All expenses incident to the Company’s performance of and compliance with the registration rights agreement is to be borne by the Company.

The Company is obligated to deliver cash payment to the warrantholders by the seventh business day after the end of each liquidated damages period. If the Company fails to do so, the Company will be obligated to pay interest at a rate of 10% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the warrantholders, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest, are paid in full.

The Company agreed to indemnify each warrantholder against any losses, claims, damages or liabilities arising out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in, or a failure to state a material fact required to be stated in, the registration statement or related prospectus, and to provide reimbursement for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action. The Company, however, shall not be liable to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in the registration statement or related prospectus in reliance upon and in conformity with written information pertaining to such warrantholder and furnished to the Company by or on behalf of such warrantholder. In addition, a warrantholder shall not be indemnified to the extent that the prospectus was required to be delivered by such warrantholder and any such loss, claim, damage or liability of such warrantholder results from the fact that there was not sent or given to such person, at or prior to the written confirmation of the sale of such registrable securities to such person, a copy of the final prospectus if the Company had previously furnished copies to such warrantholder.

Voting Agreement

In addition, we, Mr. Tianfu Yang and Citadel entered into a Voting Agreement, dated August 30, 2006, relating to the voting rights associated with the capital stock of the Company held by Mr. Yang and Citadel. Under the voting agreement, Mr. Yang has agreed to vote all shares of the Company’s common stock owned by him (i) to ensure that up to 2 nominees of Citadel are elected to the Company’s Board of Directors (ii) to ensure that the size of the Company's board of directors is sufficient to permit the appointment and/or election of the Citadel nominees and (iii) to ensure that the total size of the Company's board of directors does not exceed ten (10) members at any time. The Voting Agreement may be terminated at any time by Citadel. The Voting Agreement shall automatically terminate upon the Company's repayment in full of the Notes. In the event that at any time prior to the termination of the Voting Agreement, Citadel no longer is the holder of any Notes, the Company shall have the right to require the Citadel nominees to resign from the Board.

Noncompetition Covenant and Agreement

The Investors and Mr. Tianfu Yang also entered into a noncompetition covenant and agreement, dated August 30, 2006, relating to Mr. Yang’s employment as our Chief Executive Officer and his ability to engage in a business that is competitive with our business for so long as any of the Notes remain outstanding.

Land Use Lease

On September 8, 2006, HTFE entered into an agreement (“Land Use Agreement”) with Shanghai Lingang Investment and Development Company Limited (“Shanghai Lingang”) with respect to HTFE’s lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone (the “Site”).

The term of the lease is 50 years and the aggregate amount that HTFE shall pay to Shanghai Lingang is approximately US$2.54 million (“Fee”), 50% of which has been paid and 45% of which is payable upon Shanghai Lingang’s completion of certain regulatory applications on behalf of HTFE. The balance of the Fee is payable within seven days of receipt of a regulatory permit for work commencement.

It is anticipated that the Site will be used in connection with the research and development project contemplated by the R&D Agreement. The Land Use Agreement provides that HTFE shall invest approximately US$15 million in the Site and shall register a Sino-foreign joint venture company at the location of Shanghai Lingang, with taxes payable at the same location. HTFE has agreed to compensate Shanghai Lingang for certain local taxes due to the local tax authority in connection with applicable tax generation requirements.

  SELECTED FINANCIAL DATA

The following statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2005 are derived from our audited financial statements, which have been audited by Kabani & Company, Inc., an independent registered public accounting firm, and are included elsewhere in this prospectus. The balance sheet data as of September 30, 2006 and the statement of operation data for the nine month periods ended September 30, 2005 and 2006 have been derived from our unaudited financial statements, which include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The historical results are not necessarily indicative of results to be expected in any future period. See the notes to the audited consolidated financial statements and to the unaudited consolidated financial statement included elsewhere in the prospectus for more information.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		For the Nine-Month Periods Ended (unaudited)
	2004	2005	September 30, 2005	September 30, 2006
Net revenue	$4,858,650	$23,643,664	$16,446,753	$28,407,056
Cost of revenue	2,289,750	12,083,957	8,263,351	14,528,032
Gross profit	2,568,900	11,559,707	8,183,402	13,879,024
Operating expenses
Selling expenses	93,366	337,142	225,256	652,172
General and administrative expenses	186,568	1,258,300	696,587	3,637,275
Total operating expenses	279,934	1,595,443	921,843	4,289,447
Income from operations	2,288,966	9,964,264	7,261,559	9,589,577
Non-operating Income
Realized gain on sale of marketable securities				571,143
Other income (expense)				(643,893)
Change in fair value of warrants			22,928	2,180,970
Interest income	22,367	35,894		57,601
Net income	2,311,333	10,000,158	7,284,487	11,755,399
Other comprehensive item
Unrealized gain on marketable securities	(102,245)	587,171	(25,245)
Translation gain				730,097
Reclassification adjustment for gains on sale of marketable securities				(587,171)
Foreign currency translation		512,540
Comprehensive Income	$2,209,088	$11,099,869	$7,259,242	$11,898,324
Basic weighted average shares outstanding	6,355,166	14,934,667	14,929,350	16,600,451
Basic net earnings per share	$0.36	$0.67	$0.49	$0.71
Diluted weighted average shares outstanding	6,355,166	15,143,891	14,929,350	19,235,134
Diluted net earnings per share	$0.36	$0.66	$0.49	$0.61

CONSOLIDATED BALANCE SHEET

	As of December 31, 2005	As of September 30, 2006
		(unaudited)
Cash & cash equivalents	5,739,019	60,593,769
Total assets	24,795,156	87,353,062
Total current liabilities	192,237	1,912,813
Total liabilities and stockholders’ equity	24,795,156	87,353,062

  MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited and unaudited consolidated financial statements and the notes to those financial statements set forth commencing on page F-1 of this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Forward Looking Statements” and “Risk Factors” and elsewhere in this registration statement, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We were incorporated under the laws of the state of Nevada and, along with our wholly-owned subsidiaries, are headquartered in Harbin, China. We manufacture, design, supply and service linear motors and special motors for domestic China and other international markets. Our products are purchased by a broad range of customers, including those involved in oil services, factory automation, packaging and mass transportation systems.

Our expenses have consisted primarily of those incurred with sales and marketing of our products, general and administrative costs associated with our operations and costs of maintaining our facilities, salaries and research and development. To date, we have funded our operations primarily through the sale of equity securities and retained earnings.

We are subject to risks common to companies operating in China, including risks inherent in our distribution and commercialization efforts, uncertainty of foreign regulatory and marketing approvals and laws, reliance on key customers, enforcement of patent and proprietary rights, the need for future capital and retention of key employees. We cannot provide assurance that we will generate revenues or achieve and sustain profitability in the future.

ACCOUNTING POLICIES AND ESTIMATES

We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of our significant accounting policies, see Note 2 of the consolidated financial statements appearing elsewhere in this Quarterly Report.

Accounts Receivable

We maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyze historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

We use estimates in determining our allowance for bad debts that are based on our historical collection experience, current trends, credit policy and a percentage of our accounts receivable by aging category. In determining these percentages, we review historical write-offs in our receivables. In determining the appropriate reserve percentages, we also review current trends in the credit quality of our customers, as well as changes in our internal credit policies. We maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Additional allowances for doubtful accounts may be required if there is deterioration in past due balances, if economic conditions are less favorable than anticipated, or for customer-specific circumstances, such as financial difficulty.

Reserves are recorded primarily on a specific identification basis. Reserve for potential credit losses were $0, $29,249 and $30,000 for the years ended December 31, 2004 and 2005 and for the nine months ended September 30, 2006, respectively. No amounts were written off during the periods indicated. If our estimate of our allowance is understated in future periods, operating income would be reduced.

Inventories

Inventory levels are based on projections of future demand and market conditions. Inventories are stated at cost, which is not in excess of market using the weighted average cost method. Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories. Because most of our products are customized and unique to a particular customer, there is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory. As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory. To mitigate against such exposure, we require a binding purchase order or a signed agreement by our customer agreeing to pay for and take possession of finished goods inventory parts for the duration of the agreement.

On an ongoing basis, inventories are reviewed for potential write down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. We have experienced no inventory write downs since our inception. Accordingly, we have not created any reserve for obsolete inventory consistent with our historical experience. To the extent we increase our reserves for future periods, operating income will be reduced.

Revenue Recognition

Our revenue recognition policies are structured to comply with Staff Accounting Bulletin (SAB) 104 and SFAS 48. SAB 104 requires that revenue can only be recognized when it is realized or realizable and earned. Revenue generally is realized or realizable and earned when all four of the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price is fixed and determinable; and (4) collectability is reasonably assured.

Determination of criterion (4) is based on our judgments regarding the collectability of those amounts. Historically, we have not encountered any significant problems with collectability and thus have determined that it is not necessary to defer revenue recognition on that basis. Should changes in conditions cause us to determine this criterion is not met for certain future transactions, revenues for any reporting period could be adversely affected by delaying recognition of such revenues.

In addition, our revenue recognition could be negatively impacted by returns. However, we make custom products which are customer specific, and no returns are allowed. We warrant our product for repair only in the event of defects for two years from the date of shipment. Historically, we have not experienced significant defects, and replacements for defects have not been material. We charge such costs to cost of goods sold. For the years ended December 31, 2004 and 2005 and for the nine months ended September 30, 2006 and 2005, such returns and allowances were $0. Should returns increase in the future it would be necessary to adjust our estimates, in which case recognition of revenues could be delayed.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for share-based employee compensation plans using the intrinsic value method of accounting in accordance with APB 25. Under the provisions of APB 25, no compensation expense is recognized when stock options are granted with exercise prices equal to or greater than market value on the date of grant.

Effective January 1, 2006, the Company accounts for stock-based compensation in accordance with the fair value recognition provisions of SFAS 123R. The Company uses the Black-Scholes-Merton option-pricing model which requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their stock options before exercising them (“expected term”), the estimated volatility of the Company’s common stock price over the expected term and the number of options that will ultimately not complete their vesting requirements (“forfeitures”). Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized on the consolidated statements of earnings.

RESULTS OF OPERATIONS

Nine months Ended September 30, 2006 Compared To Nine months Ended September 30, 2005

Revenue

For the nine month period ended September 30, 2006, we generated net revenues of $ $28,407,056. During the nine-month period ended September 30, 2005, we produced net revenues of $16,446,753. Sales of linear motor and special motor products drove the growth in the period. Industrial electric linear motors and special motors continued to comprise significantly all of our total product sales in both comparable periods. The increase for the nine -month period ended September 30, 2006 was due to the Company’s success in recruiting new customers and increased sales to our existing customers.

Gross Profit

The Company achieved a gross profit of $ 13,879,024 for the nine months ended September 30, 2006 compared to $ 8,183,402 for the nine months ended September 30, 2005. The increase is directly related to our increases in sales and mix of product. Gross margin, as a percentage of revenues, was 48.9% for the nine months ended September 30, 2006 compared to 49.8% for the nine months ended September 30, 2005. The change in gross margin is normal as it reflects the different mix of products shipped in their corresponding periods.

Operating Expenses

Our total operating expenses consist of costs associated with sales and marketing, research and development expenditures, general administrative costs, and amounts to account for stock based compensation. The Company incurred total operating expenses of $ 4,289,447, or 15.1% of sales, for the nine months ended September 30, 2006. This represents an increase of $ 3,367,604 compared to $ 921,843, or 5.6% of sales for the nine months ended September 30, 2005. Aggregated selling expenses of $652,172, or 2.3% of sales, account for expenses associated with sales and marketing of the Company’s products. Selling expenses for the corresponding period last year were $225,256 or 1.4% of sales. The increase is due to our increased revenues and sales activity. General and administrative expenses include the costs of maintaining the Company’s facilities, salaries, research and development, and amounts allocated to stock based compensation through options grants. General and administrative expenses for the nine months ended September 30, 2006 were $1,833,000, or 9.9% of sales compared to $394,001 or 4.2% of sales in September 30, 2005. The increases were due to the inclusion of stock based compensation expense, certain costs associated with our financing, and additional administrative expenses to support our offices in the U.S. Excluding the stock based compensation of $701,918, our General and administrative expenses for the nine months ended September 30, 2006 were $3,637,275 or 12.8% of sales versus $696,587 or 4.2% of sales in September 30, 2005. There was no stock based compensation charge in the corresponding period last year.

Stock compensation expense measured in accordance with SFAS No. 123-R totaled approximately $701,918 or $0.04 per basic and diluted share in the nine month period ended September 30, 2006. The adoption of SFAS No. 123-R resulted in increased expense of approximately $330,000 or 1.8% of sales. In the nine month period ended September 30, 2005, no expense was recorded as the Company did not have any stock options awarded during that period that had intrinsic value.

Gain from the change in fair value from revaluation of warrants was $2,180,970 for the nine months ended September 30, 2006. The gain is on the warrants associated with the debenture financing dated August 30, 2006. Certain warrants were created at the time of the financing and those warrants are recorded at fair value on the accompanying balance sheet. The gain for the nine months ended September 30, 2006 is driven by a reduction in the Company’s stock price from time of issuance on August 30, 2006 to September 30, 2006, the period after which the derivates were granted during the quarter. There was no such gain or loss on warrants for the three months ended September 30, 2005.

Net Income

The Company’s net income was $11,755,399 or 41.4% of sales for the nine month period ended September 30, 2006, compared to $ 7,284,487 or 44.3% of sales for the nine month period ended September 30, 2005. The increase for the nine month period is attributed to the continued increase in sales levels, a gain on sale of marketable securities and the contribution gains on change in fair value from revaluation of warrants issued in conjunction with our Indenture. The Company sold its marketable securities in first quarter of 2006 at a realized gain of $571,143 during resulting in a benefit to net income during the nine month period ended September 30, 2006. No other sales of marketable securities occurred during the nine month period ended September 30, 2006 and no sales of marketable securities occurred during the corresponding period last year.

FISCAL YEAR 2005 COMPARED TO FISCAL YEAR 2004

Total sales for 2005 increased 387% to $23.64 million, compared to sales of $4.86 million in 2004. Sales of linear motor and special motor products drove the growth during 2005. Industrial electric linear motors and other special motors continued to comprise significantly all of our total product sales in 2005.

Gross margin was 48.9% in 2005 compared to 52.9% in 2004. The decrease is largely driven by the diversity of product mix. Changes in raw materials pricing did not impact gross margins in either 2005 or 2004. A continued focus on product design improvements combined with improved manufacturing efficiencies and increased sales volume will account for a sustained gross margin at these levels going forward.

Operating margin for 2005 was 42.1% down from 47.1% in 2004. Selling expenses remained low at 1.4% of sales in 2005 compared to 1.9% in 2004. During 2005, we did not add substantial fixed selling costs to support our growth. General and administrative costs were 5.3% of sales compared to 3.8% of sales in 2004. With the opening of our U.S. office, we expect selling and administrative costs will only rise modestly. As a result, total operating expenses for 2005 increased as a percentage of sales to 6.7%.

Net margin decreased to 42% for 2005 from 47% in 2004. The decrease is largely driven by increasing by the increased cost for research and development and our costs to support our U.S. office. Net earnings for 2005 of $10.0 million were compared to 2004 earnings of $2.31 million. The increase was driven solely by increased sales volumes of our motor products. Diluted earnings per share grew to $0.66 compared to $0.36 in 2004. Our total diluted share count at the end of 2005 was 15,143,891 compared to 6,355,166 at the end of 2004. The increase was driven by shares issued in both our reverse merger transaction in January of 2005 and a $4.8 million equity fundraising in September 2005.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2006, the Company had $ $60,593,769 cash and cash equivalents. The Company had net cash flows provided by operations of $ 6,113,114 for the nine month period ended September 30, 2006, as compared to net cash provided by operations of $ 883,144 in the corresponding period last year. The change in net cash flows from operations in the current period as compared to the corresponding period last year was mainly due to net income. Cash flows from investing activities contributed 559,052 in the nine month period ended September 30, 2006 compared with a net usage of $2,374,371in the corresponding period last year. The contribution in the current period was mainly due to the proceeds from the sale of marketable securities during the first quarter of 2006. The Company had a net increase in cash and cash equivalent of $ 54,854,750 in the current period as compared to a net increase of $ 3,393,293 in the corresponding period last year. Our net increase in cash & cash equivalents during the nine month period ended September 30, 2006 was due mainly to the net funds raised through the Indenture related to our financing dated August 30, 2006 and the increased cash flow from operations.

On August 29, 2006, the Company, AEM, Citadel and Merrill Lynch entered into the Purchase Agreement relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company’s Notes and (b) fully detachable Warrants to purchase an aggregate of 3,487,368 shares of our common stock. The transaction closed on August 30, 2006.

The Notes are governed by an indenture, dated August 30, 2006 (the “Indenture”), entered into among the Company, AEM, as guarantor, and The Bank of New York, as trustee for the Notes. Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the 2012 Notes, which mature on September 1, 2012, and Merrill Lynch subscribed to $12.0 million of the principal amount of the 2010 Notes, which mature on September 1, 2010. Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, to secure the Notes with all of the shares of AEM common stock held by us.

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) the First Tranche 2012 Warrants which permit the purchase of an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share, (ii) the Second Tranche 2012 Warrants which permit the purchase of an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share and (iii) the 2009 Warrants which permit the purchase of an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share. The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder at any time through the maturity date of such Warrant. All of the Warrants contain a cashless exercise feature. To the extent Warrants are exercised for cash, however, the Company would receive the payment of the exercise price.

On August 25, 2006 the Company’s subsidiary HTFE signed an R&D Agreement with IEECAS. Under the R&D Agreement with IEECAS, HTFE is obligated to invest approximately $1.88 million (of which approximately $1.25 million previously has been paid) during the period ending in early 2009. On September 8, 2006 the Company’s subsidiary HTFE signed a Land Use Agreement for a plot of land in Shanghai. HTFE is obligated to make an additional Fee payment of approximately $1.27 million (the timing of which is dependent upon completion of certain regulatory applications and receipt of a regulatory permit for work commencement) as well as to invest approximately $15 million in Site investments. It is anticipated that, as permitted by the Indenture, the Company will use a portion of the proceeds from placement of the Notes to Merrill Lynch and Citadel for such purposes. In addition, interest on the Notes is payable semi-annually in arrears, commencing March 1, 2007. The Company anticipates that existing cash reserves and cash flow from future operations will be used for such purposes.

The majority of the Company’s revenues and expenses were denominated primarily in Renminbi (“RMB”), the currency of the People’s Republic of China. There is no assurance that exchange rates between the RMB and the U.S. dollar will remain stable. A revaluation of the RMB relative to the U.S. dollar could adversely affect our business, financial condition and results of operations. We do not engage in currency hedging, therefore inflation has not had a material impact on our business.

FOREIGN EXCHANGE RISK

While our reporting currency is the U.S. dollar, 100% of our consolidated revenues and 95% of consolidated costs and expenses are denominated in Renminbi (“RMB”), with the balance denominated in U.S. dollars. Substantially all of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, 150060. Our facilities in Harbin include a connected two-story factory and a three-story office building. They represent a combined space of approximately 178,564 square feet.

Our U.S.-based executive offices are located at 2 Penn Center, Suite 1306, Philadelphia, PA 19102 (“Penn Center”), and our telephone number is (215) 854-8104. In January 2006, we entered into an arrangement whereby we were assigned the rights of the then tenant of the Penn Center premises, which covered approximately 1,492 square feet. Under the arrangement between the then tenant and the landlord, the lease is scheduled to expire in April 2009 unless sooner terminated.

On September 8, 2006, HTFE entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years. See “The Company -- Recent Developments - Land Use Lease” for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on The Nasdaq Global Market under the symbol: HRBN. Our common stock began trading on The Nasdaq Global Market on January 31, 2007.  Before January 31, 2007, our common stock was traded on the OTC Bulletin Board.  The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported by the The Nasdaq Global Market and OTC Bulleting Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. We cannot give any assurance that a stable trading market will develop for our common stock. The closing bid for shares of our common stock on February 8, 2007 was $11.15 based upon bids that represent prices quoted by broker-dealers on The Nasdaq Global Market.

Period	Low ($)	High ($)
2007 First Quarter*	$8.07	$12.45
2006 Fourth Quarter	7.75	9.50
2006 Third Quarter	8.30	12.00
2006 Second Quarter	9.25	13.48
2006 First Quarter	7.25	11.74
2005 Fourth Quarter	4.00	8.75
2005 Third Quarter	3.10	4.65
2005 Second Quarter	3.00	3.92
2005 First Quarter	2.85	3.00

* Through February 8, 2007.

As of January 25, 2007, there are approximately 44 holders of record of our common stock.

We have not paid any cash dividends on our common stock, and we do not currently intend to pay cash dividends in the future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during each of the Company’s last two fiscal years to each of the following named executive officers (the “Named Executive Officers”).

	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All other compensation (2) ($)	Total ($)

Tianfu Yang, CEO	2006	10,460	0	11,880 (3)	0	22,340
	2005	8,000	0	--	0	8,000
Zedong Xu, CFO	2006	10,460	0	7,920 (4)	0	18,380
	2005	8,000	0	--	0	8,000
Suofei Xu, Vice President	2006	10,460	0	7,920 (5)	0	18,380
	2005	8,000	0	--	0	8,000
Tianli Yang, Vice President	2006	10,460	0	7,920 (6)	0	18,380
	2005	8,000	0	--	0	8,000

(1) Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123(R) with respect to 2006.

(2) The aggregate amounts of perquisites and other personal benefits paid to the Named Executive Officers does not exceed the greater of $25,000 or 10% of all items included in the Summary Compensation Table.

(3) Mr. Tianfu Yang received a stock option grant of 30,000 shares in February, 2006 at an exercise price of $8.10 per share, 10,000 of which have vested and are currently exercisable.

(4) Mr. Zedong Xu received a stock option grant of 20,000 shares in February, 2006 at an exercise price of $8.10 per share, 6,667 of which have vested and are currently exercisable.

(5) Mr. Suofei Xu received a stock option grant of 20,000 shares in February, 2006 at an exercise price of $8.10 per share, 6,667 of which have vested and are currently exercisable.

(6) Mr. Tianli Yang received a stock option grant of 20,000 shares in February, 2006 at an exercise price of $8.10 per share, 6,667 of which have vested and are currently exercisable.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Tianfu Yang, CEO	10,000	20,000 (1)	0	$8.10	2/ 6/11
Zedong Xu, CFO	6,667	13,333 (2)	0	$8.10	2/ 6/11
Suofei Xu, Vice President	6,667	13,333 (3)	0	$8.10	2/ 6/11
Tianli Yang, Vice President	6,667	13,333 (4)	0	$8.10	2/ 6/11

(1) These options will vest in twelve equal quarterly installments over a three year period commencing on May 6, 2006.

(2) These options will vest in twelve equal quarterly installments over a three year period commencing on May 6, 2006.

(3) These options will vest in twelve equal quarterly installments over a three year period commencing on May 6, 2006.

(4) These options will vest in twelve equal quarterly installments over a three year period commencing on May 6, 2006.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

DIRECTOR COMPENSATION

The following table summarizes compensation that our directors earned during 2006 for services as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Options Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Ching Chuen Chan	7,537	0(3)	0	7,537
David Gatton	24,000	3,960(4)	0	27,960
Patrick McManus	24,000	3,960(5)	0	27,960
Feng Bai	2,000	0	0	2,000
Oliver Weisberg	0	0	0	0
Yunyue Ye	0	0	0	0

(1)  Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123(R) with respect to 2006.

(2) The aggregate amounts of perquisites and other personal benefits paid to the Company’s directors does not exceed $10,000.

(3) During the fiscal year ended December 31, 2005, Mr. Ching Chuen Chan received a stock option award of 50,000 shares at an exercise price of $3.10 per share all of which have vested and are currently exercisable.

(4) Mr. David Gatton received a stock option grant of 10,000 shares in February, 2006 at an exercise price of $8.10 per share, 3,333 of which have vested and are currently exercisable.  During the fiscal year ended December 31, 2005, Mr. David Gatton received a stock option award of 50,000 shares at an exercise price of $3.10 per share, all of which have vested and are currently exercisable

(5) Mr. Patrick McManus received a stock option grant of 10,000 shares in February 2006 at an exercise price of $8.10 per share, 3,333 of which have vested and are currently exercisable.  During the fiscal year ended December 31, 2005, Mr. Patrick McManus received a stock option award of 50,000  shares at an exercise price of $3.10 per share, all of which have vested and are currently exercisable.

Our directors receive monthly cash compensation for their services as members of the Board of Directors.

STOCK INCENTIVE PLAN

Our long term incentives are in the form of stock options to directors, executives, employees and consultants under the 2005 Stock Option Plan (the “Plan”). The objective of these awards is to advance the longer term interests of our Company and our stockholders and complement incentives tied to annual performance. These awards provide rewards to directors, executives and other key employees and consultants upon the creation of incremental stockholder value and attainment of long-term earnings goals. Stock option awards under the Plan produce value to participants only if the price of our stock appreciates, thereby directly link the interests of the participants with those of the stockholders.

On January 31, 2005, the Company granted a total of 150,000 stock options to purchase shares of its common stock to three directors of the Company under the Company’s 2005 Stock Option Plan, pursuant to written agreements (the “Agreements”). Each of these options terminates five (5) years from the date of grant. Per each of the Agreements, options shall become exercisable during the term that Optionee serves as a Director of the Company as follows: (i) 50% of the shares of Stock subject to each of these Options became exercisable immediately as of the date of the Agreements; and (ii) the balance of the shares of stock subject to these Options shall become exercisable in eight (8) equal quarterly installments of three thousand one hundred twenty five (3,125) shares of stock subject to this Option. The first such installment became exercisable as of the last day of the first quarter of calendar year 2005, with an additional 3,125 of such shares becoming exercisable as of such date. An additional 3,125 of such shares became exercisable on the last day of each of the second, third and fourth quarters of 2005 and on the last day of each of the first, second and third quarters of 2006. The Company granted to Optionee the right to purchase the number of shares of Stock set forth in the Agreement, for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at $3.10 per share (the “Exercise Price”), such price being not less than eighty-five percent (85%) of the fair market value per share of the Shares covered by this Option as of the date of the Agreement.

On September 26, 2005, the Company granted options (the “Options”) to purchase 250,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price $3.93, the closing price on September 23, 2005. One-fifth (1/5) of the Options (50,000 shares) has vested immediately upon granting. The remaining Options shall vest over a 3-year period, with 13.33% (33,333 shares) vesting on the 180th day from September 26, 2005, and the balance vesting thereafter on a semi-annual basis, proportionately over the course of the following three (3) years.

On February 6, 2006, the Company granted options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $8.10, the closing price on February 6, 2006. These options will vest in twelve equal quarterly installments over a three year period commencing on May 6, 2006. These options will expire on February 6, 2011.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2006.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	900,000	$6.11	600,000
Total	900,000	$6.11	600,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There has not been, since January 1, 2006, nor is there currently pending any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

In June 2006, an action was filed against the Company by Leong Sing Lye in the United States District Court for the District of Nevada, seeking specific performance of the Company’s alleged obligation to issue 228,000 shares of Common Stock and warrants to purchase 38,400 shares of common stock, or , in the alternative, the value of securities alleged to be owed to Mr. Lye under, or, monetary damages allegedly arising from, a so-called Appointment Agreement pursuant to which Mr. Lye alleges to have been appointed the Company’s Consultant of Corporate Strategy, as well as court costs and reasonable attorneys’ fees. The Company has filed an answer to Mr. Lye’s complaint denying the material allegations thereof and a counterclaim against Mr. Lye for fraud and related claims. There has been no discovery to date and no trial is scheduled. The Company intends to vigorously defend against Mr. Lye’s claim, if not withdrawn, and pursue its counterclaim. The Company does not believe that the ultimate outcome of this matter will have a material adverse effect on the Company.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders in this prospectus are being passed upon for us by Lionel, Sawyer & Collins, Las Vegas, Nevada.

EXPERTS

The financial statements as of December 31, 2005 and 2004 and for each of the two years ending in the period ended December 31, 2005, which are included herein, have been audited by Kabani & Company Inc., an independent registered public accounting firm, as stated in their reports, which are included herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS

HARBIN ELECTRIC, INC. & SUBSIDIARIES

Financial Statements
For Fiscal Years Ended December 31, 2005 and 2004

Financial Statements (Unaudited)
For Fiscal Quarters Ended September 30, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Harbin Electric, Inc. & subsidiaries

We have audited the accompanying consolidated balance sheet of Harbin Electric, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2005 and December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 16, 2006

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash & cash equivalents	5,739,019
Accounts receivable, net	5,842,840
Inventory	1,343,031
Advances to suppliers	2,742,335
Prepaid expenses	4,096
Marketable securities	1,005,772

Total current assets	16,677,093

PROPERTY AND EQUIPMENT, net	7,783,001

INTANGIBLE ASSETS, net	335,062

TOTAL ASSETS	24,795,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	189,029
Payment in advance	3,208
Total current liabilities	192,237

STOCKHOLDERS’ EQUITY
Common stock, $.00001 par value; authorized shares 100,000,000; issued and outstanding 16,600,451 shares	166
Additional paid in capital	11,297,676
Statutory reserves	1,846,724
Accumulated other comprehensive income	997,466
Retained earnings	10,460,887

Total stockholders’ equity	24,602,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	24,795,156

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2005	2004
Net revenue	$23,643,664	$4,858,650
Cost of revenue	12,083,957	2,289,750
Gross profit	11,559,707	2,568,900
Operating expenses:
Selling expenses	337,142	93,366
General and administrative expenses	1,258,300	186,568
Total operating expenses	1,595,443	279,934
Income from operations	9,964,264	2,288,966
Non-operating Income:
Interest income	35,894	22,367
Net income	10,000,158	2,311,333
Other comprehensive item:
Unrealized gain (loss) on marketable securities	587,171	(102,245)
Foreign currency translation	512,540
Comprehensive Income	$11,099,869	$2,209,088
Basic weighted average shares outstanding	14,934,667	6,355,166
Basic net earnings per share	$0.67	$0.36
Diluted weighted average shares outstanding	15,143,891	6,355,166
Diluted net earnings per share	$0.66	0.36

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED CASH FLOW STATEMENTS

	For the Years Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,000,158	$2,311,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	356,413	73,520
(Increase) decrease in current assets:
Accounts receivable	(5,722,391)	(25,995)
Inventory	(1,049,839)	(269,304)
Advances to suppliers	(2,698,103)	(55,949)
Other assets	52,382	—
Increase (decrease) in current liabilities:
Accounts payable	(42,745)	—
Accrued expenses	(19,605)	241,205

Net cash provided by operating activities	876,269	2,274,810

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(269,624)	(121,000)
Acquisition on property & equipment	(2,288,245)	(441,318)

Net cash used in investing activities	(2,557,869)	(562,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments by related party	208,015	189,051
Cash received from issuance of shares	4,800,000	—

Net cash provided by financing activities	5,008,015	189,051

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	201,801	—
NET INCREASE IN CASH & CASH EQUIVALENTS	3,326,415	1,901,543
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	2,210,803	309,260
CASH & CASH EQUIVALENTS, END OF PERIOD	$5,739,019	$2,210,803

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2005 AND 2004

	Common Stock
	Number of Shares	Amount	Additional paid in capital	Subscription receivable	Shares to be issued	Statutory reserves	Other Comprehensive income (loss)	Retained earnings (deficit)	Total stockholders’ equity
Balance as of December 31, 2003	1,357,466	$14	$725,986	$—	$—	$—	$—	$(3,880)	$722,120
Issuance of subsidiary’s stock	10,642,534	106	5,771,736	(4,862,256)	—	—	—	—	909,586
Accrued interest on subscription receivable	—	—	125,859	(125,859)	—	—	—	—	—
Unrealized loss on investment	—	—	—	—	—	—	(102,245)	—	(102,245)
Net income for the year ended December 31, 2004	—	—	—	—	—	—	—	2,311,333	2,311,333
Allocation to statutory reserves	—	—	—	—	—	346,700	—	(346,700)	—
Balance as of December 31, 2004	12,000,000	120	6,623,581	(4,988,115)	—	346,700	(102,245)	1,960,753	3,840,794
Recapitalization on reverse acquisition	3,000,451	30	(30)	—	—	—	—	—	—
Subscription receivable exchange for Property & equipment	—	—	—	4,862,256	—	—	—	—	4,862,256
Accrued interest on subscription receivable	—	—	(125,859)	125,859	—	—	—	—	—
Shares issued for cash	1,600,000	16	4,799,984	—	—	—	—	—	4,800,000
Allocation to statutory reserves	—	—	—	—	—	1,500,024	—	(1,500,024)	—
Items of other comprehensive income:
Unrealized gain on investment	—	—	—	—	—	—	587,171	—	587,171
Foreign currency translation	—	—	—	—	—	—	512,540	—	512,540
Net income for the year ended December 31, 2005	—	—	—	—	—	—	—	10,000,158	10,000,158
Balance as of December 31, 2005	16,600,451	$166	$11,297,676	—	—	$1,846,724	$997,466	$10,460,887	$24,602,919

The accompanying notes are an integral part of these consolidated financial statements.

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Harbin Tech Full Electric Co., Ltd. (“HTFE”) was incorporated and formerly known as Harbin Tech Full Technology Development Co., Ltd. (“HTFTD”). On July 12, 2004, the Board of Directors of HTFTD approved to change the name of HTFTD to Harbin Tech Full Electric Co., Ltd. HTFE is engaged in the business of manufacturing and marketing of Linear Motors and special motors. HTFE has domestic patents for commercial applications of linear motors.

Tech Full International, Inc. (“TFI”) was a Delaware corporation, incorporated on August 24, 2004. TFI was a non-operative holding company of HTFE.

On August 31, 2004, TFI entered into an agreement with all the stockholders of HTFE to exchange all of the outstanding stock of TFI for all the outstanding stock of HTFE. After the consummation of the agreement, the former stockholders of HTFE owned 1,500 shares of common stock of TFI, which represented 100% of TFI’s issued and outstanding shares. For U.S. Federal income tax purposes, the transaction is intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

The exchange of shares between TFI and the stockholders of HTFE has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of HTFE obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of HTFE, with HTFE being treated as the continuing entity. The historical financial statements presented are those of HTFE. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

On January 24, 2005, the TFI consummated a merger agreement with Torch Executive Services Ltd. (“Torch”), a Nevada corporation, under which Torch issued 8,000,000 shares of Torch to the stockholders of TFI, and under which TFI merged into Torch Subsidiary, Inc., a Delaware corporation (“TSI”) and an acquisition subsidiary of Torch, with TSI being the surviving entity. As a part of the merger, Torch cancelled 5,000,000 shares of its issued and outstanding stock owned by its former president. The exchange of shares with Torch has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of TFI obtained control of Torch. Accordingly, the merger of the two companies has been recorded as a recapitalization of TFI, with TFI being treated as the surviving entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

Torch was incorporated in the State of Nevada on July 9, 2003. Torch was a development stage company in the business of providing luxury travel and concierge services on a personalized one-to-one basis as well as through the internet.

As a part of the merger, Torch was renamed to Harbin Electric, Inc. (the “Company”) and the Company declared a stock dividend of one-half share for each share of its common stock outstanding for all stockholders on record as of January 26, 2005. All per share data including earnings per share has been retroactively restated to reflect the stock split.

In connection with the transactions described above, the Company changed its fiscal year end to December 31.

Joint Venture with Baldor Electric Company

On January 12, 2005, HTFE entered into an agreement with Harbin Tech Full Industry Co., Ltd. (“HTFI”), pursuant to which HTFI agreed to transfer all of its interests in a joint venture with Baldor Electric Company (“Baldor”) to HTFE. In exchange for the transfer of the interests in the joint venture, HTFE agreed to cause its publicly traded holding company to issue 1,000,000 shares of Harbin Electric, Inc.’s common stock to HTFI as a payment for the transfer of the joint venture interests. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005.

In accordance with the Joint Venture Agreement, HTFI had a 65% equity ownership in the joint venture and Baldor had the remaining 35%. HTFI would have received 55% of the profits from the joint venture with the remainder of the profits going to Baldor. The Chief Executive Officer and Chairman of the Company and the Company’s majority stockholder is also the principal owner of HTFI.

Effective as of December 20, 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement which was dated as of January 12, 2005, and amended and restated as of May 12, 2005. The initial transaction was recorded at the carrying value in the books of HTFE in accordance with FAS 141 as the transaction was between entities under common control. On termination, the joint venture was deconsolidated, the initial transaction was reversed and no gain or loss was recorded. The joint venture had no operations during the year. The shares contemplated in the transaction were never issued.

As of December 31, 2005, all operational revenues of the Company have come from HTFE and all operational revenues rely on the proprietary technology and core patents of HTFE. The Harbin Baldor Joint Venture did not generate any revenue during the year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, HTFE. All significant inter-company accounts and transactions have been eliminated in consolidation. The acquisition of HTFE on August 31, 2004, has been accounted for as a purchase and treated as a reverse acquisition (note 1). The historical results for the year ended December 31, 2005 include both the Company and HTFE for the entire period while the historical results for the period ending December 31, 2004 include both the Company (from the acquisition date) and HTFE (for full period).

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company had accounts receivable of $5,842,840 as of December 31, 2005 and a net of allowance of $29,249.

Advances to Suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers amounted to $2,742,335 as of December 31, 2005.

Inventory

Inventory consists of raw material for manufacturing the electrical motor, work in process and finished goods. Inventory is valued at the lower of cost or market. Inventory cost is stated as cost using the average cost method. The management compares the cost of inventory with the market value and allowance is made for writing down the inventory to its market value, if lower.

Investment in Marketable Equity Securities

The Company’s investments in marketable securities are classified as “available for sale” securities, and are carried on the financial statements at fair market value. Realized gains and losses are included in earnings; unrealized holding gains and losses are reported as a separate component of stockholders’ equity as a component of “Other Comprehensive Income.” The average cost method is used to determine cost of securities.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives ranging from 5 to 20 years as follows:

Building	20 years
Vehicle	5 years
Office Equipment	5 years
Production Equipment	10 years

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2005, there were no significant impairments of its long-lived assets.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT Payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

VAT payable on sales and VAT on purchases amounted to $3,987,100 and $1,972,000 for the year ended December 31, 2005 and $728,400 and $345,100 for the year ended December 31, 2004, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising costs for the year ended December 31, 2005 were $110,955. The advertising costs for the period ended December 31, 2004 were insignificant.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (“APB 25”) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No. 123. For the year ended December 31, 2004, the Company has not granted any stock options.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure - An Amendment of SFAS No. 123” (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has concluded it is in compliance with these required prominent disclosures.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. T he Company is exempted from income tax from July 1, 2004 through June 30, 2006. As a result of the tax holiday, the aggregate amount of income tax not recorded in the financial statements for the year ended December 31, 2005 and 2004 is approximately $1,500, 000 and $173,500, respectively. The per share effect of the tax holiday based on the basic and diluted weighted average shares outstanding is $0.55 for the year ended December 31, 2005. The per share effect of the tax holiday based on the basic and diluted weighted average shares outstanding is $0.18 for the year ended 2004.

The Company does not have any long-term deferred tax assets or liabilities in China that will exist once the tax holiday expires. The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

Basic and Diluted Net Income Per Share

Net income per share is calculated in accordance with the Statement of financial accounting standards No. 128 (“SFAS No. 128”), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (“APB 15”). Net income per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net income per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign Currency Transactions and Comprehensive Income (Loss)

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company’s financial statements as substantially all of the Company’s operations are conducted in one industry segment. The Company consists of one reportable business segment. All of the Company’s assets are located in The People’s Republic of China.

Recent Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company is evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company’s second quarter of fiscal 2006. The Company believes that the adoption of this standard will have no material impact on its financial statements.

3. INVENTORIES

Inventories at December 31, 2005 were as follows:

Raw and packing materials	$99,197
Work in process	187,412
Finished Goods	1,056,422
Total	$1,343,031

4. PROPERTY AND EQUIPMENT

Net property and equipment at December 31, 2005 were as follows:

Building	$5,464,824
Office equipment	185,745
Production equipment	2,407,418
Vehicles	173,236
8,231,223
Less: Accumulated depreciation	(448,222)
$7,783,001

Depreciation expense for the year ended December 31, 2005 and December 31, 2004 was $ 303,514 and $63,437, respectively.

5. MAJOR CUSTOMERS AND VENDORS

Three major customers accounted for 69% of the net revenue for the year ended December 31, 2005 with each customer individually accounting for about 46%, 12% & 11% of the sales. One major customer accounted for 76% of the net revenue for the year ended December 31, 2004. At December 31, 2005, the total receivable balance due from these three customers was $5,124,275.

Four vendors provided 89% of the Company’s purchase of raw materials for the year ended December 31, 2005 with each vendor individually accounting for about 52%, 16%, 11% & 10%. Three vendors provided 69% of the Company’s purchase of raw material for the year ended December 31, 2004. The Company did not have accounts payable to these vendors at December 31, 2005.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

In addition, the Company enters into non-cancelable purchase commitments with its vendors. As of December 31, 2004 and December 31, 2005, the Company was obligated under the non cancelable commitments to purchase materials amounting to $223,000 and $793,000, respectively.

6. INVESTMENT IN MARKETABLE EQUITY SECURITIES

The Company’s investments in marketable securities are classified as “available for sale” securities, and are carried on the financial statements at fair market value. Realized gains and losses are included in earnings, unrealized holding gains and losses are reported as a separate component of stockholders’ equity as a component of “Other Comprehensive Income.” The average cost method is used to determine cost of securities.

The following is a summary of the Company’s investment in marketable equity securities, all of which are classified as available-for-sale securities, as of December 31, 2005:

	Cost	Estimated fair value	Unrealized gain
Equity securities	$520,846	$1,005,772	$484,926

7. INTANGIBLE ASSETS

Intangible assets consist of Patents. The Company is amortizing the intangible assets over 5 to 7 years. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill is being evaluated in accordance with SFAS No. 142.

Net intangible assets at December 31, 2005 were as follows:

Patents	$398,044
Less: Accumulated amortization	(62,982)
$335,062

Amortization expense for the year ended December 31, 2005 and December 31, 2004 amounted to $52,899 and $10,083, respectively.

Amortization expense for the Company’s current amortizable intangible assets over the next five fiscal years is estimated to be:

2006	$61,045
2007	61,045
2008	61,045
2009	61,045
2010	61,045

8. STOCKHOLDERS’ EQUITY

Harbin Tech Full Electric Co. Ltd. (“HTFE”) was founded in the People’s Republic of China on April 10, 2003. Upon its inception, HTFE issued 6,000,000 shares of its common stock for $726,000 to four stockholders. On July 12, 2004, HTFE issued 47,000,000 shares of its common stock for subscription receivable of $5,771,842 from a related party. Immediately after the issuance, HTFE had 53,000,000 shares of stock issued and outstanding. Through December 31, 2004, HTFE had subscription receivable $4,862,256 from its stockholders. The Company accrued interest at 5.86% on the subscription receivable amounting to $125,859 through December 31, 2004. The Company completed the process of acquiring the plant facility in exchange of the subscription receivable in the beginning of year 2005. This transaction was with a company owned by the majority stockholder of the Company. Because the transfer of assets was between entities under common control, the assets were recorded at cost which was the carryover basis in the books of HTFE.

On August 31, 2004, all stockholders of HTFE entered into an agreement with Tech Full International, Inc. (“TFI”) to exchange all of their outstanding shares of HTFE for 1,500 shares of common stock of TFI which constituted 100% of TFI’s issued and outstanding shares. After the consummation of the agreement, the former stockholders of HTFE owned all outstanding and issued shares of TFI.

On January 12, 2005, TFI and its stockholders entered into a merger agreement (“Merger Agreement”) with Torch Executive Services, Inc. (“Torch”) and a wholly owned subsidiary of Torch, Torch Subsidiary, Inc. (“TSI”). At the closing which occurred on January 24, 2005, TFI was merged with and into TSI and the separate existence of TFI ceased. On the date of the merger, there were 7,000,300 shares of common stock of Torch outstanding. As a part of the merger, 8,000,000 restricted shares of Torch were issued to the stockholders of TFI and the former president, sole director and majority stockholder of Torch returned 5,000,000 shares of Torch to the treasury which was subsequently cancelled. After the merger, there were 10,000,300 shares of stock of Torch outstanding.

On January 24, 2005, the Company declared a stock dividend of one-half share for each share of its stock outstanding to all stockholders of record as of January 26, 2005, after the Merger Agreement. The stock dividend was payable on January 27, 2005. The Company has a total of 16,600,451 shares of common stock outstanding as of December 31, 2005.

On January 12, 2005, HTFE entered into an agreement with related party Harbin Tech Full Industry Co., Ltd. (“HTFI”), pursuant to which HTFI agreed to transfer all of its interests in joint venture with Baldor Electric Company to HTFE in exchange for the Company to issue 1,000,000 shares of its common stock to HTFI. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005. The Company allocated 786,885 shares of its common stock for issuance in connection with the transfer of the joint venture interest. The shares have not been issued as of December 31, 2005. As the transaction was between entities under common control, the transaction was recorded at the historical cost basis The Company issued shares at fair value equal to the recorded cost. Effective as of December 20 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement (see note 1).

On August 31, 2005, Harbin Electric, Inc. entered into Securities Purchase Agreements with institutional investors and other accredited investors to sell an aggregate of 1,600,000 shares of the Company’s common stock, par value $0.00001 per share, at a price of $3.00 per share together with options to purchase an aggregate of 480,000 shares of common stock at $3.50 per share (the “Private Placement”). The Private Placement is being entered into pursuant to Regulation D of the Securities Act of 1933. The options have registration rights, however, there is no penalty or liquidated damages clause if the Company fails to register the shares upon exercise of the options. The Company is not obligated to buy back the options. Accordingly, in accordance with EITF 00-19, the options are classified as equity. The fair value of the options was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13% and expected term of 5 years.

On September 18, 2005, the Company received $4,800,000 from the Private Placement. HTFE’s total registered capital as of December 31, 2005 has been increased to $11,200,000.

9. STOCK OPTIONS

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies’ interim reporting period ending January 31, 2003.

In compliance with SFAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock-based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company’s net earnings per share would have been adjusted to the pro forma amounts for year ended December 31, 2005 as follows ($ in thousands, except per share amounts):

Year ended December 31, 2005
Net Income - as reported	$10,000
Stock-Based employee compensation expense included in reported net income, net of tax
Total stock-based employee compensation under fair-value-based method for all rewards, net of tax	(337)
Pro forma net income	9,663

On January 31, 2005, the Company granted a total of 150,000 stock options to purchase shares of its common stock to three directors of the Company under the Company’s 2005 Stock Option Plan, pursuant to a written agreement (the “Agreement”). The option terminates five (5) years from the date of grant. Per the Agreement, option shall become exercisable during the term that Optionee serves as a Director of the Company as follows: (i) 50% of the shares of Stock subject to this Option became exercisable immediately as of the date of this Agreement; and (ii) the balance of the shares of Stock subject to this Option shall become exercisable in eight (8) equal quarterly installments of three thousand one hundred twenty five (3,125) shares of Stock subject to this Option, the first installment to be exercisable as of the last day of the first quarter of calendar year 2005, with an additional 3,125 of such Shares becoming exercisable as of the last day of each subsequent quarter. The Company granted to Optionee the right to purchase the number of shares of Stock set forth in the Agreement, for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at $3.10 per share (the “Exercise Price”), such price being not less than eighty-five percent (85%) of the fair market value per share of the Shares covered by this Option as of the date of the Agreement. The fair value of the options was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13% and expected term of 5 years.

On September 26, 2005, the Company granted options (the “Options”) to purchase 250,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price $3.93 per share, the closing price on September 23, 2005. One-fifth (1/5) of the Options (50,000 shares) have been vested immediately. The remaining Options shall vest over a 3-year period, with 13.33% (33,333 shares) vesting on the 180th day of the Effective Date and the balance vesting thereafter on a semi-annual basis, proportionately over the course of the following three (3) years. The options were valued using the Black-Scholes option pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13% and expected term of 3 years.

10. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 for interest and income tax during the years ended December 31, 2005 and 2004.

Cash Flow from investing and financing activities excludes the effect of exchange of subscription receivable with fixed asset. They also exclude the effect of the Joint Venture fixed assets acquired in exchange of shares to be issued.

During the year ended December 31, 2004, HTFE issued 47,000,000 shares of its common stock for cash, property and equipment and capital work in progress of $909,586 and subscription receivable of $4,862,256.

During the year ended December 31, 2004, the Company received marketable securities of $508,245 in settlement of accounts receivable of $508,245.

11. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People’s Republic of China (“PRC”), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i) Making up cumulative prior years’ losses, if any;

(ii) Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

(iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

(iv) Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

The Company established a reserve for the annual contribution of 5% of net income to the welfare fund. The amount included in the statutory reserve for the years ended December 31, 2005 and 2004 amounted to $500,008 and $115,567, respectively.

12. STATUTORY RESERVE

In accordance with the Chinese Company Law (note 10), the Company has allocated 10% of its annual net income, amounting to $1,000,016 and $231,133, as statutory reserve for the years ended December 31, 2005 and 2004, respectively. The Statutory Surplus Reserve and Statutory common welfare fund are aggregated on the balance sheet as Statutory Reserve.

13. EMPLOYEE PENSION

The Company made $12,773 contributions of employment benefits, including pension in the year ended December 31, 2005.

14. EARNINGS PER SHARE

Earnings per share for the year ended December 31, 2005 and December 31, 2004 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”.

	For the Years Ended December 31,
	2005	2004
Weighted average common shares outstanding	$14,934,667	$6,355,166
Effect of dilutive securities:
Stock options	209,224	—
Weighted average common shares outstanding and common share equivalents	15,143,891	6,355,966

15. MERGER AGREEMENT

On January 12, 2005, Torch Executive Services Ltd., a Nevada corporation (“Torch”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with Torch Subsidiary, Inc., a Delaware corporation (“TSI”) wholly-owned by Torch, Tech Full International, Inc., a Delaware corporation (“TFI”) and the stockholders of TFI. TFI had one 100% wholly-owned subsidiary in Harbin of Heilongjiang Province, China, Harbin Tech Full Electric Co., Ltd. (“HTFE”). Under the terms of the agreement, TFI merged with and into TSI and Torch issued 8,000,000 shares of its common stock (“Acquisition Shares”) to the holders of TFI and, in consideration of the payment of $5,000, the former president of Torch returned 5,000,000 shares of common stock to the treasury which was subsequently cancelled. The new shares constituted approximately 80 percent of the outstanding shares of Torch, after the merger. The Merger Agreement was closed on January 24, 2005.

At closing, Frank Torchia was replaced as president, principal executive officer, treasurer, principal accounting officer, principal financial officer, and secretary, and the officers of TFI have been appointed as officers of Torch. Further, at the closing of the transaction, the existing president resigned as Torch’s sole director and officers of TFI have been appointed to the board of directors of Torch.

At the effective date of merger, by virtue of the merger and without any action on the part of TSI, TFI or the TFI stockholders, the shares of capital stock of each of TFI and TSI should have been converted as follows:

a)
Capital Stock of TSI : Each issued and outstanding share of TSI’s capital stock continued to be issued and outstanding and was converted into one share of validly issued, fully paid, and non-assessable common stock of TSI, as it existed from and after closing. Each stock certificate of TSI’s evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the TSI, as it existed from and after closing.

b)
Conversion of TFI . Each share issued and outstanding of TFI that was issued and outstanding at the effective date of the merger was automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in the Merger Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of TFI shares outstanding immediately prior to closing. All such TFI shares, when so converted, were no longer outstanding and were automatically cancelled and retired and ceased to exist, and each holder of a certificate representing any such shares ceased to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefore upon the surrender of such certificate in accordance with the merger agreement.

On January 24, 2005, Torch changed its name to Harbin Electric, Inc. (the “Company”). On January 24, 2005, the Company declared a stock dividend of one-half share on each share of its stock outstanding to all stockholders of record as of January 26, 2005, after the merger agreement. The stock dividend was payable on January 27, 2005.

16. RELATED PARTY TRANSACTION

On January 12, 2005, HTFE entered into a Share Transfer Agreement with HTFI, pursuant to which HTFI agreed to transfer all of its interests in a joint venture with Baldor Electric Company (“Baldor”) to HTFE. In exchange for the transfer of the interests in the joint venture, HTFE agreed to cause its publicly traded holding company to issue 1,000,000 shares of its common stock to HTFI as a payment for the transfer of the joint venture interests. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby

HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005. The Chief Executive Officer and Chairman of the Company and the Company’s majority stockholder is also the principal owner of HTFI. The joint ventures transaction was initially recorded at the historical cost as the exchange took place between entities under common control.

The details of assets and liabilities acquired under the Joint Venture are as follows:

Property & equipment, net	$3,392,785
Intangible assets, net	225,215
Total Assets	$3,618,000
Minority Interest	1,218,000

Intangible assets, net

The Share Transfer Agreement was terminated effective November 20, 2005 (see note 1).

17. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
PERIOD ENDED SEPTEMBER, 30 2006
(UNAUDITED)

September 30, 2006
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$60,593,769
Accounts receivable, net of allowance of $29,837	9,586,547
Inventory	464,116
Advances to suppliers	2,642,269
Other assets	2,546,286
Debt issue cost, net of amortization of $39,656	2,914,977
Total current assets	78,747,964
PROPERTY AND EQUIPMENT, net	8,284,718
INTANGIBLE ASSETS, net	320,380

TOTAL ASSETS	$87,353,062
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,199,870
Interest payable	277,778
Payment in advance	435,165
Total current liabilities	1,912,813

NOTES PAYABLE, net of debt discount $22,543,435	27,456,565
WARRANT LIABILITY	20,740,142
TOTAL LIABILITIES	50,109,520
STOCKHOLDERS’ EQUITY
Common stock, .00001 par value; authorized shares 100,000,000; issued and outstanding 16,600,451 shares	166
Additional paid in capital	12,039,975
Statutory reserves	3,496,829
Accumulated other comprehensive income	1,140,392
Retained earnings	20,566,179
Total stockholders’ equity	37,243,541
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,353,062

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Month		For the Nine Month
	Periods ended		Periods ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Net revenue	$9,817,053	$7,044,014	$28,407,056	$16,446,753

Cost of revenue	5,012,556	3,665,271	$14,528,032	$8,263,351

Gross profit	4,804,497	3,378,743	13,879,024	8,183,402

Operating expenses:
Selling expenses	227,566	100,923	652,172	225,256
General and administrative expenses	1,804,274	302,586	3,637,275	696,587

Total operating expenses	2,031,840	403,509	4,289,447	921,843

Income from operations	2,772,657	2,975,234	9,589,577	7,261,559

Non-operating income
Realized gain on sale of marketable securities	-	-	571,143	-
Interest income	26,569	-	57,601	-
Other expense	(697,040)	-	(643,893)	-
Change in fair value of warrants	2,180,970	8,810	2,180,970	22,928

Net income	4,283,156	2,984,044	11,755,399	7,284,487

Other comprehensive item:
Unrealized gain(loss) on marketable securities	-	120,400	-	(25,245)
Translation gain	407,742	-	730,097	-
Reclassification adjustment for gains on sale of marketable securities			(587,171)
on sale of marketable securities	-	-	(587,171)	-

Comprehensive income	4,690,898	3,104,444	11,898,324	7,259,242

Basic weighted average shares outstanding	16,600,451	15,539,580	16,600,451	14,929,350

Basic net earnings per share	$0.26	$0.19	$0.71	$0.49

Diluted weighted average shares outstanding	17,495,254	15,554,012	19,235,134	14,929,350

Diluted net earnings per share	$0.24	$0.19	$0.61	$0.49

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Nine Month Periods Ended
	September 30, 2006	September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,755,399	$7,284,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	180,438	317,915
Amortization	34,402	14,924
Change in fair value of warrants	(2,180,970)	-
Realized gain on sale of marketable securities	(571,143)	-
Stock based compensation	701,918	-
(Increase) decrease in current assets:
Accounts receivable	(3,540,547)	(3,888,253)
Inventory	894,533	(495,409)
Advances to suppliers	769,575	(2,468,746)
Other assets	(3,134,032)	-
Increase in current liabilities:
Accounts payable	773,880	326,322
Payment in advance	429,661	-
Accrued expenses	-	(208,096)
Net cash provided by operating activities	6,113,114	883,144
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of marketable securities	1,093,165	-
Acquisition of intangible assets	-	(266,200)
Acquisition on property & equipment	(534,113)	(2,108,171)
Net cash provided by (used in) investing activities	559,052	(2,374,371)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance cost	(2,914,977)	-
Debt discounts	(22,543,435)	-
Notes payable	50,000,000	-
Interest payable	277,778	-
Warrant liabilities	22,921,112	-
Capital contribution	39,081	-
Advances to related party	-	84,520
Cash received from shares	-	4,800,000
Net cash provided by financing activities	47,779,559	4,884,520
EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	403,025	-
NET INCREASE IN CASH & CASH EQUIVALENTS	54,854,750	3,393,293
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	5,739,019	2,210,803
CASH & CASH EQUIVALENTS, END OF PERIOD	$60,593,769	$5,604,096

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Harbin Tech Full Electric Co., Ltd. (“HTFE”) was incorporated and formerly known as Harbin Tech Full Technology Development Co., Ltd. (“HTFTD”). On July 12, 2004, the Board of Directors of HTFTD approved to change the name of HTFTD to Harbin Tech Full Electric Co., Ltd. HTFE is engaged in the business of manufacturing and marketing of Linear Motors and special electric motors. HTFE has domestic patents for commercial applications of linear motors.

Tech Full International, Inc. (“TFI”) was a Delaware corporation, incorporated on August 24, 2004. TFI was a non-operative holding company of HTFE.

On August 31, 2004, TFI entered into an agreement with all the shareholders of HTFE to exchange all of the outstanding stock of TFI for all the outstanding stock of HTFE. After the consummation of the agreement, the former shareholders of HTFE owned 1,500 shares of common stock of TFI, which represented 100% of TFI’s issued and outstanding shares. For U.S. Federal income tax purposes, the transaction is intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

The exchange of shares between TFI and the shareholders of HTFE has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of HTFE obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of HTFE, with HTFE being treated as the continuing entity.  The historical financial statements presented are those of HTFE. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

On January 24, 2005, the TFI consummated a merger agreement with Torch Executive Services Ltd. (“Torch”), a Nevada corporation, under which Torch issued 8,000,000 shares of Torch to the shareholders of TFI, and under which TFI merged into Torch Subsidiary, Inc., a Delaware corporation (“TSI”) and an acquisition subsidiary of Torch, with TSI being the surviving entity. As a part of the merger, Torch cancelled 5,000,000 shares of its issued and outstanding stock owned by its former president. The exchange of shares with Torch has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of TFI obtained control of Torch. Accordingly, the merger of the two companies has been recorded as a recapitalization of TFI, with TFI being treated as the continuing entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

Torch was incorporated in the State of Nevada on July 9, 2003. Torch was a development stage company in the business of providing luxury travel and concierge services on a personalized one-to-one basis as well as through the internet.

As a part of the merger, Torch was renamed to Harbin Electric, Inc. (the “Company”) and the Company declared a stock dividend of one-half share on each share of its common stock outstanding for all shareholders on record as of January 26, 2005. All per share data including earnings per share has been retroactively restated to reflect the stock split. Subsequently, the Torch Subsidiary changed its name to Advanced Electric Motors, Inc. (“AEM”).

In connection with the transactions described above, the Company changed its fiscal year end to December 31.

Joint Venture with Baldor Electric Company

On January 12, 2005, HTFE entered into an agreement with Harbin Tech Full Industry Co., Ltd. (“HTFI”), pursuant to which HTFI agreed to transfer all of its interests in a joint venture with Baldor Electric Company (“Baldor”) to HTFE. In exchange for the transfer of the interests in the joint venture, HTFE agreed to cause its publicly traded holding company to issue 1,000,000 shares of Harbin Electric, Inc.’s common stock to HTFI as a payment for the transfer of the joint venture interests. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005.

In accordance with the Joint Venture Agreement, HTFI has a 65% equity ownership in the joint venture and Baldor has the remaining 35%. HTFI will receive 55% of the profits from the joint venture with the remainder of the profits going to Baldor. The Chief Executive Officer and Chairman of the Company and the Company’s majority shareholder is also the principal owner of HTFI.

Effective as of November 20, 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement which was dated as of January 12, 2005, and amended and restated as of May 12, 2005. The initial transaction was recorded at the carrying value in the books of HTFE in accordance with FAS 141 as the transaction was between entities under common control. On termination, the joint venture was deconsolidated, the initial transaction was reversed and no gain or loss was recorded. The joint venture had no operations during the year. The shares contemplated in the transaction were never issued.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUTING POLICIES

Basis of presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2005. The results of the nine month period ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company had accounts receivable of $9,586,547 as of September 30, 2006. Allowance for doubtful debts amounted to $29,837 as of September 30, 2006.

Investment in marketable securities

Securities available for sale are carried at fair value with unrealized gains and losses reported as other comprehensive income in the stockholders’ equity section of the balance sheet. Realized gains and losses on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on the sale of available for sale securities are determined using the specific-identification method.

The total proceeds from the sale of marketable security were $1,093,165 during the nine month period ended September 30, 2006 and the realized gain was $571,143 during the nine month period ended September 30, 2006. The company determines cost on specific identification method. The reclassification adjustment in the statement of operations and comprehensive income relates to the release of unrealized gain on marketable securities on the marketable securities sold during the period. As of September 30, 2006, the Company did not have any marketable securities on hand.

Inventory

Inventory is composed of raw material for manufacturing the electrical motor, work in process, and finished goods. Inventory is valued at the lower of cost or market value using weighted average method. The management compares the cost of inventory with the market value and allowance is made for writing down the inventory to its market value, if lower. Inventory amounted to $464,116 as of September 30, 2006.

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Revenue from sales requiring installment services is recognized as the installments are performed. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as payment in advance.

Income taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company is exempted from income tax from July 1, 2004 through December 31, 2007. The Company is approved to have half tax rate from January 1, 2008 to December 31, 2010.

Fair value of financial instruments

Statement of financial accounting standard No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign currency transactions and comprehensive income (loss)

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company’s financial statements as substantially all of the Company’s operations are conducted in one industry segment. The Company consists of one reportable business segment. All of the Company’s assets are located in People’s Republic of China.

Recent pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company’s first quarter of fiscal 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, determining the Amortization Period for Leasehold Improvements (“EITF 05-6.”) EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a service elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3. PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, HTFE, and AEM. All significant inter-company accounts and transactions have been eliminated in consolidation.

4. MAJOR CUSTOMERS AND VENDORS

Four major customers accounted for 82% of the net revenue for the nine month period ended September 30, 2006. One major customer accounted for 31% of the net revenue for the nine month period ended September 30, 2006. At September 30, 2006, the total receivable balance due from these customers was $9,266,100. Two major customers accounted for 67% of the net revenue for the nine month period ended September 30, 2005. At September 30, 2005, the total receivable balance due from these two customers was $3,526,085.

Five vendors provided 87% of the Company’s purchase of raw materials for the nine month period ended September 30, 2006. The Company’s accounts payable to these vendors was $0 at September 30, 2006. Three vendors provided 73% of the Company’s raw materials for the nine month period ended September 30, 2005. The Company’s accounts payable to these vendors was $1,815 at September 30, 2005.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

In addition, the Company enters into non-cancelable purchase commitments with its vendors. As of December 31, 2004, December 31, 2005, March 31, 2006, June 30, 2006, and September 30, 2006, the Company was obligated under the non cancelable commitments to purchase materials amounting to $223,000, $793,000, $428,000, $670,400, and $982,900, respectively.

5. INTANGIBLE ASSETS

Intangible assets consist of Patents and software. The Company is amortizing the intangible assets over 6 year period. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. As of September 30, 2006, no impairment of intangible assets has been recorded.

Net intangible assets at September 30, 2006 were as follows:

Patents	$419,474
Less accumulated amortization	(99,094)
$320,380

Amortization expense for the nine month periods ended September 30, 2006 and 2005 amounted to $36,112 and $33,881 respectively.

Amortization expense for the Company’s current amortizable intangible assets over the next five twelve month periods is estimated to be: 2007 -$60,145; 2008 -$60,145; 2009 -$60,145; 2010 -$60,145; 2011 -10,024.

6. ADVANCES TO SUPPLIERS

The Company advances to certain vendors for purchase of its material. The advances to suppliers amounted to $3,907,269 as of September 30, 2006.

7. OTHER ASSETS

As of September 30, 2006, other assets were $2,546,286, including $1,277,650 deposit for land use leases, $1,265,000 R&D expense, and other prepaid expenses.

On September 8, 2006, HTFE entered into an agreement (“Land Use Agreement”) with Shanghai Lingang Investment and Development Company Limited (“Shanghai Lingang”) with respect to HTFE’s lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone (the “Site”). The term of the lease is 50 years and the aggregate amount that HTFE shall pay to Shanghai Lingang is approximately US$2.54 million (“Fee”), 50% of which has been paid and 45% of which is payable upon Shanghai Lingang’s completion of certain regulatory applications on behalf of HTFE. The balance of the Fee is payable within seven days of receipt of a regulatory permit for work commencement. The Site will be used for industrial purposes. The Land Use Agreement provides that HTFE shall invest approximately US$15 million in the Site over the next year. This investment amount includes fees, improvement costs, constructing a factory building and installing necessary equipment. HTFE shall register a Sino-foreign joint venture company at the location of Shanghai Lingang, with taxes payable at the same location. HTFE has agreed to compensate Shanghai Lingang for certain local taxes due to the local tax authority in connection with applicable tax generation requirements. As of September 30, 2006, the application of the land use lease is still in process.

On August 21, 2006, HTFE entered into a joint research and development agreement (the “R&D Agreement”) with the Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”) to produce a train and system to be tested at the Beijing Airport railway line in the People’s Republic of China (“PRC”) by the end of 2008. The Agreement provides that the term of the project shall commence on August 2006 and terminate in early 2009.

The R&D Agreement provides for a budget of approximately US$3.13 million (RMB 25 million), consisting of US$1.88 million (RMB 15 million) to be invested by HTFE and the remainder to be invested by IEECAS  Of this amount, approximately US$1.25 million (RMB 10 million) has been invested to date by HTFE, with the balance of approximately US$0.625 million (RMB 5 million) to be invested  prior to termination of the agreement in early 2009 as testing and evaluation occurs. The US$1.25 million (RMB 10 million) has been recorded in advances to suppliers as of September 30, 2006

8. FINANCING

On August 29, 2006, we, AEM, Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch” and, together with Citadel, the “Investors”) entered into an indicative financing term sheet dated as of August 2, 2006 (the “Term Sheet”). The Term Sheet relates to the proposed issuance of Senior Secured Notes in a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company’s Guaranteed Senior Secured Floating Rate Notes (collectively, the “Notes”) and (b) fully detachable warrants (the “Warrants”) to purchase an aggregate of 3,487,368 shares of our common stock. The transaction closed on August 30, 2006.

The Notes are governed by an indenture, dated August 30, 2006, entered into among us, AEM, as guarantor, and The Bank of New York, as trustee for the Notes (the “Indenture”). Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”). Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

The 2010 Notes bear interest, payable semi-annually in arrears commencing March 1, 2007, at a rate equal to LIBOR (which, at December 15, 2006 was 5.37688%) plus 4.75%. In the event that the Company’s common stock shall not have been approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market by July 1, 2007 and continue to be approved for listing as of such date (the “Listing Requirement”), the interest rate will increase by 2%. The 2010 Notes bear an additional 4% interest on any overdue principal and premium, if any, including interest on overdue interest, to the extent permitted by law. The 2010 Notes are redeemable at the option of the Company, in whole but not in part, at any time after September 1, 2007, initially at 106% of the principal amount thereof and declining to 100% of the principal amount on September 1, 2009. The 2010 Notes are subject to mandatory redemption semi-annually commencing March 1, 2008 in the principal amount $2,000,000 at price equal to 100% of such principal amount.

The 2012 Notes bear interest, payable semi-annually in arrears commencing March 1, 2007, at a rate equal to LIBOR plus 3.35%. In the event that the Listing Requirement shall not be satisfied, the interest rate will increase by 2%. The 2012 Notes bear an additional 4% interest on any overdue principal and premium, if any, including interest on overdue interest, to the extent permitted by law. The 2012 Notes are redeemable at the option of the Company, in whole but not in part, at any time after September 1, 2007, initially at 106% of the principal amount thereof and declining to 100% of the principal amount on September 1, 2011. The 2012 Notes are subject to mandatory redemption semi-annually commencing September 1, 2008 in the principal amount $2,400,000 on September 1, 2009, $3,800,000 on March 1, 2010, $9,900,000 on September 1, 2010 and March 1, 2011, and $4,000,000 on September 1, 2011 and March 1, 2012, in each instance at price equal to 100% of such principal amount. Holders of the 2012 Notes may require the Company to repurchase such Notes at 100% of the principal amount thereof at any time after September 1, 2011.

Upon a Change of Control (as defined in the indenture), holders of the Notes may require the Company to repurchase any or all such Notes at a price equal to 102.5% of the principal amount thereof. The Company is required to offer to purchase Notes at a price equal to 100% of the principal amount thereof with the proceeds of certain asset sales.

The Indenture contains numerous affirmative and negative covenants. The Indenture requires the payment of liquidated damages in the amount of (i) $750,000 if the Company’s common stock shall not have been approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market by April 9, 2007 and if such listing is not being maintained as of such date, (ii) $1,500,000 if the Company’s common stock shall not have been approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market by July 1, 2007 and if such listing is not being maintained as of such date, (ii) $2,500,000 if the Company shall not have engaged a permitted independent accounting firm by January 1 of each year and such engagement is in effect as of March 1 of such year, commencing with 2007; and (iv) $1,200,000 if a full time senior financial officer knowledgeable with respect to the capital markets in the United States and proficient in the English language shall not have been appointed within 12 days after August 30, 2006, with the same aggregate amount for each 120 day period thereafter during which such senior financial officer shall not have been appointed.

The Indenture sets forth numerous Events of Default including the failure to pay interest on the Notes when due (where such failure continues for 5 days), the failure to timely pay principal or premium on the Notes (including the liquidated damages referred to in the immediately preceding paragraph), the failure to observe certain covenants, and certain events relating to the bankruptcy or insolvency of the Company or its significant subsidiaries. If an Event of Default shall have occurred and be continuing, the maturity of the Notes may be accelerated.

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, to secure the Notes with all of the shares of AEM common stock held by us as collateral.

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder at any time through the maturity date of such Warrant.

In addition, we, Mr. Tianfu Yang and Citadel entered into a voting agreement, dated August 30, 2006, pursuant to which Mr. Yang has agreed to vote his shares of the capital stock of the Company to elect up to two members of the Company’s board of directors designated by Citadel.

The Investors and Mr. Tianfu Yang also entered into a non-competition covenant and agreement, dated August 30, 2006, relating to Mr. Yang’s employment as our Chief Executive Officer and his ability to engage in a business that is competitive with our business for so long as any of the Notes remain outstanding.

In connection with the issuance of the Notes, we agreed to file a shelf registration statement covering the resale of the common stock underlying the Warrants. We agreed to use reasonable best efforts to cause the registration statement to be declared effective as soon as reasonably practical after the initial filing and to remain effective, subject to certain exceptions, during the life of Warrants. If there is no effective registration statement by March 30, 2007, the Company must pay a $250,000 liquidated damages penalty, payable pro-rata to the then current holders of the Warrants, for each month until the registration statement becomes effective. This liquidated damages penalty is capped at $2 million.

The Company believes that, in light of its obligations under the registration rights agreement, the Warrants and the registration rights agreement are combined agreements as outlined in EITF 00-19, EITF 05-4, and FAS 133. The registration rights agreement is a derivative under FAS 133 and, when combined with the Warrants, causes both instruments to fail the equity classification criteria in EITF 00-19, specifically the requirement that the Company may only deliver registered shares in connection with the warrant agreement. The Company does not have the specific ability in the registration rights agreement to deliver unregistered shares and, therefore it is out of the Company’s control and a net-cash settlement alternative is assumed. This analysis therefore results in classification of the Warrants and the registration rights agreement as a combined agreement which must be classified as a liability.

Therefore, the allocation between the combined Warrants and registration rights agreement and the Notes is based on the full fair value of the warrants with the residual to the Notes. The Company uses the Black-Scholes Option Pricing Model to value its options and warrants, and considering certain key input, including the trading price on date of issue, volatility of its stock, risk-free interest rate, conversion price, dividend rate, and warrant life.

The Company believes that the Black-Scholes Option pricing model is the appropriate methodology to value the Warrants as they have used it consistently for pricing similar securities. The amount allocated to the Notes is the face value of the Notes issued less the amount allocated to the combined Warrants and registration rights agreement as calculated under the Black-Scholes model. The Company believes that the face value of the Notes includes a significant discount, in that the rate of interest charged on the Notes is below a rate which we could have obtained in the open market if the Notes had been issued without the Warrants. The Company amortizes the discount on the Notes, which is equal to the value of the combined Warrants and registration rights agreement, as additional interest expense over the term of the Notes using the effective-interest method.

The Company allocates the proceeds received between the Notes and the combined Warrants and registration rights agreement based upon the fair values on the dates the proceeds were received. The value of the Warrants was determined using the Black Scholes model calculation with input variables consistent with the valuation of our stock options (volatility 66%; risk free interest rate 4.0%; no dividend; price on date of issuance $10.24; expected life of 6 years for Warrants issued in connection with the 2012 Notes; expected life of 3 years for Warrants issued in connection with the 2010 Notes). Based on this calculation, the fair value of the Warrants on the date of issuance was $22,921,112. In accordance with EITF 00-19, the Warrants have been included as a liability and were originally valued at fair value on the date of issuance. Subsequent to the initial recording, the change in the fair value of the combined Warrants and registration rights agreement, determined under the Black-Scholes option pricing formula, at each reporting date will result in either an increase or decrease the amount recorded as a liability, with a corresponding adjustment to other income/expense. As of September 30, 2006, based on the revaluation of the warrant liability, the Warrants liability was decreased by $2,180,970 to $20,740,142. Debt discount equaling the fair value of the Warrants liabilities on the date of issuance is recorded against the Warrant liabilities, and is amortized over the terms. At the issuance date, short term debt discount is $4,532,132 and long term debt discount is $18,388,980. As of September 30, 2006, short term debt discount amounted to $4,457,455, and long term debt discount amounted to $18,085,980, with total amortization expenses of $377,677charged to other expenses.

LONG-TERM DEBT:
Principal amount	$50.000.000
Less unamortized discount	(22,543,435)
Long-term debt less unamortized discount	$27,456,565

The Company has capitalized bond issuance cost $2,954,632 and will amortize it over the terms. As of September 30, 2006, the accumulated amortization expense for the debt issuance was $39,656.

9. SHAREHOLDER’S EQUITY

Harbin Tech Full Electric Co. Ltd. (“HTFE”) was founded in the People’s Republic of China on April 10, 2003. Upon its inception, HTFE issued 6,000,000 shares of its common stock for $726,000 to four shareholders. On July 12, 2004, HTFE issued 47,000,000 shares of its common stock for subscription receivable of $5,771,842 from a related party. Immediately after the issuance, HTFE had 53,000,000 shares of stock issued and outstanding. Through December 31, 2004, HTFE had subscription receivable $4,862,256 from its shareholders. The Company accrued interest at 5.86% on the subscription receivable amounting to $125,859 through December 31, 2004. The Company completed the process of acquiring the plant facility in exchange of the subscription receivable in the beginning of year 2005. This transaction was with a company owned by the majority shareholder of the Company. Because the transfer of assets was between entities under common control, the assets were recorded at cost which was the carryover basis in the books of HTFE.

On August 31, 2004 all shareholders of HTFE entered into an agreement with Tech Full International, Inc. (TFI) to exchange all of their outstanding shares of HTFE for 1,500 shares of common stock of TFI which constituted 100% of TFI’s issued and outstanding shares. After the consummation of the agreement, the former shareholders of HTFE owned all outstanding and issued shares of TFI.

On January 12, 2005, TFI and its shareholders entered into a merger agreement (“Merger Agreement”) with Torch Executive Services, Inc. (Torch) and a wholly owned subsidiary of Torch, Torch Subsidiary, Inc. (“TSI”). At the closing which occurred on January 24, 2005, TFI was merged with and into TSI and the separate existence of TFI ceased. On the date of the merger, there were 7,000,300 shares of common stock of Torch outstanding. As a part of the merger, 8,000,000 restricted shares of Torch were issued to the shareholders of TFI and the former president, sole director and majority shareholder of Torch returned 5,000,000 shares of Torch to the treasury which was subsequently cancelled. After the merger, there were 10,000,300 shares of stock of Torch outstanding.

On January 24, 2005 the Company declared a stock dividend of one-half share for each share of its stock outstanding to all stockholders of record as of January 26, 2005, after the Merger Agreement. The stock dividend was payable on January 27, 2005. The Company has a total of 16,600,451 shares of common stock outstanding as of December 31, 2005.

On January 12, 2005 HTFE entered into an agreement with related party Harbin Tech Full Industry Co., Ltd. (“HTFI”), pursuant to which HTFI agreed to transfer all of its interests in joint venture with Baldor Electric Company to HTFE in exchange for the Company to issue 1,000,000 shares of its common stock to HTFI. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005. The Company allocated 786,885 shares of its common stock for issuance in connection with the transfer of the joint venture interest. The shares have not been issued as of December 31, 2005. As the transaction was between entities under common control, the transaction was recorded at the historical cost basis The Company issued shares at fair value equal to the recorded cost On November 20 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement (see note 1).

On August 31, 2005, Harbin Electric, Inc. entered into Securities Purchase Agreements with institutional investors and other accredited investors to sell an aggregate of 1,600,000 shares of the Company’s common stock, par value $0.00001 at a price of $3.00 per share together with options to purchase an aggregate of 480,000 shares of common stock at $3.50 per share (the “Private Placement”). The Private Placement is being entered into pursuant to Regulation D of the Securities Act of 1933. The options have registration rights, however, there is no penalty or liquidated damages clause if the Company fails to register the shares upon exercise of the options. The Company is not obligated to buy back the options. Accordingly, in accordance with EITF 00-19, the options are classified as equity. The fair value of the options was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13%, dividend yield of 0% and expected term of 5 years.

On September 18, 2005, the Company received $4,800,000 from the Private Placement. HTFE’s total registered capital as of September 30, 2006 has been increased to $11,200,000.

On July 2006, the Company received $40,381 from Chinese government. This fund is to encourage and support local companies to develop international market. This amount has been recorded into paid in capital.

On August 29, 2006, the Company, Advanced Electric Motors, Inc. (AEM), a wholly-owned subsidiary of the Company, Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch” and, together with Citadel, the “Investors”) entered into a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company’s Guaranteed Senior Secured Floating Rate Notes (collectively, the “Notes”), of which (i) Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and (ii) Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”) and (b) fully detachable warrants (the “Warrants”) to purchase an aggregate of 3,487,368 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), consisting of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of Common Stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of Common Stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of Common Stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. The offer and sale of the Notes and Warrants were made in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. The transaction closed on August 30, 2006.

Warrants

Following is a summary of the warrant activity:

Outstanding, December 31, 2005	480,000
Granted	3,487,368
Forfeited	-
Exercised	-
Outstanding, September 30, 2006	3,967,368

Following is a summary of the status of warrants outstanding at September 30, 2006:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.50	480,000	4.17	$3.50	480,000	$3.50
10.84	525,830	5.92	10.84	525,830	10.84
7.80	2,192,308	5.92	7.80	2,192,308	7.80
7.80	769,230	2.92	7.80	769,230	7.80

10. STOCK-BASED COMPENSATION PLAN

In May 2005 the Board of Directors of the Company adopted and approved the 2005 Stock Option Plan (the “Plan”) which authorized the issuance of up to 1,500,000 shares under the Plan.

On January 31, 2005, the Company granted a total of 150,000 stock options to purchase shares of its common stock to three directors of the Company under the Company’s 2005 Stock Option Plan, pursuant to a written agreement (the “Agreement”). The option terminates five (5) years from the date of grant. Per the Agreement, option shall become exercisable during the term that Optionee serves as a Director of the Company as follows: (i) 50% of the shares of Stock subject to this Option became exercisable immediately as of the date of this Agreement; and (ii) the balance of the shares of Stock subject to this Option shall become exercisable in eight (8) equal quarterly installments of three thousand one hundred twenty five (3,125) shares of Stock subject to this Option, the first installment to be exercisable as of the last day of the first quarter of calendar year 2005, with an additional 3,125 of such Shares becoming exercisable as of the last day of each subsequent quarter. The Company granted to Optionee the right to purchase the number of shares of Stock set forth in the Agreement, for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at $3.10 per share (the “Exercise Price”), such price being not less than eighty-five percent (85%) of the fair market value per share of the Shares covered by this Option as of the date of the Agreement. The options were valued using the Black-Scholes option pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13%, dividend yield of 0% and expected term of 5 years.

On September 26, 2005, the Company granted options (the “Options”) to purchase 250,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price $3.93 per share, the closing price on September 23, 2005. One-fifth (1/5) of the Options (50,000 shares) have been vested immediately. The remaining Options shall vest over a 3-year period, with 13.33% (33,333 shares) vesting on the 180th day of the Effective Date and the balance vesting thereafter on a semi-annual basis, proportionately over the course of the following three (3) years. The options were valued using the Black-Scholes option pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13%, dividend yield of 0% and expected term of 3 years.

In February, 2006, the Company issued 480,000 options to employees and 20,000 options to two directors. The options vest over a period of three years and have a life of five years. During the three month period ended September 30, 2006, the Company recorded $198,000 of compensation based on the fair value method under FAS 123R using the following assumptions: Volatility of 66%, risk free interest rate of 4.13% , dividend yield of 0% and expected life of 5 years. No estimate of forfeitures was made as the company has a short history of granting options.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense recognized in the nine month period ended September 30, 2006 includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R. and the fair value of options granted before January 1, 2006 that have vested during the nine month period ended September 30, 2006.

Prior to January 1, 2006, the Company measured stock compensation expense using the intrinsic value method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees,” and related interpretations (APB No. 25). Thus, expense was generally not recognized for the company’s employee stock option and purchase plans.

Following is a summary of the stock option activity:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2005	400,000	$3.55	$1,818,409
Granted	500,000	8.10	1,450,000
Forfeited	-	-	-
Exercised	-	-	-
Outstanding September 30, 2006	900,000	$6.11	$3,052,500

Following is a summary of the status of options outstanding at September 30, 2006:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.10	150,000	3.34	$3.10	140,625	$3.10
3.93	250,000	1.99	3.93	116,666	3.93
8.10	500,000	4.35	8.10	111,111	8.10

Impact of adoption of SFAS No. 123-R in 2006

Stock compensation expense measured in accordance with SFAS No. 123-R totaled approximately $701,918 or $0.04 per basic and diluted share in the nine month period ended September 30, 2006. The adoption of SFAS No. 123-R resulted in increased expense of approximately $701,918 as compared to the stock compensation expense that would have been recorded pursuant to APB No. 25. In the nine month period ended September 30, 2005, no expense was recorded as the company did not have any stock options awarded during that period that had material intrinsic value.  Had the fair value method been adopted during the nine month period ended September 30, 2005, pro forma net income and earnings per share would have been as follows: ($ in thousands, except per share amounts):

Nine Month Period Ended September 30, 2005
Net Income - as reported	$7,284
Stock-Based employee compensation expense included in reported net income, net of tax	-
Total stock-based employee compensation under fair-value-based method for all rewards, net of tax	(289)
Pro forma net income	$6,995

Earnings per share:	Nine month period ended September 30, 2005
Basic, as reported	$0.49
Diluted, as reported	0.49
Basic, pro forma	0.47
Diluted, pro forma	0.47

Methods of estimating fair value

Under both SFAS No. 123-R and under the fair value method of accounting under SFAS No. 123 (i.e., SFAS No. 123 Pro Forma), the fair value of restricted stock is determined based on the number of shares granted and the quoted price of the company’s common stock on the date of grant. The fair value of stock options is determined using the Black-Scholes model.

Significant assumptions used to estimate fair value

Under SFAS No 123-R, the company’s expected volatility assumption is based on the historical volatility of Company’s stock . The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock compensation expense recognized in the first quarter of 2006 is based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. SFAS No. 123-R requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 for interest and income tax during the nine month periods ended September 30, 2006 and 2005.

12. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;

(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company established a reserve for the annual contribution of 5% of net income to the welfare fund. Statutory common welfare fund amounted to $1,165,610 and $479,597, as of September 30, 2006 and 2005, respectively.

13. STATUTORY RESERVE

In accordance with the Chinese Company Law (note 9), the Company has allocated 10% of its annual net income, as statutory surplus reserve. Statutory surplus reserve amounted to $2,331,219 and $959,194, as of September 30, 2006 and 2005, respectively.

The Statutory surplus reserve and statutory common welfare fund are aggregated on the balance sheet as Statutory Reserve.

14. EMPLOYEE PENSION

The employee pension in Harbin generally includes two parts: The first part to be paid by the company is 20% of the employees’ actual salary in the prior year. If the average salary falls below $1,165 for each individual, $1,165 will be used as the basis. The other part paid by the employees is 8% of actual salary with the same minimum requirement. The Company made $13,648 contributions of employment benefits, including pension in the nine month period ended September 30, 2005. The Company made $10,767 in contributions of employment benefits, including pension in the nine month period ended September 30, 2006.

15. EARNINGS PER SHARE

Earnings per share for three and nine month periods ended September 30, 2006 and 2005 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”.

	For the three month periods ended September 30		For the nine month periods ended September 30
	2006	2005	2006	2005
Basic weighted average common shares outstanding	16,600,451	15,539,580	16,600,451	14,929,350
Effect of dilutive securities: Stock options and warrants	894,803	14,432	2,634,683	-
Diluted weighted average common shares outstanding	17,495,254	15,554,012	19,235,144	14,929,350

16. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

17. LEGAL PROCEEDINGS

From time to time, the Company becomes involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

Following is the summary of the current litigation as of September 30, 2006.

Leong Sing Lye v. Harbin Electric, Inc. United States District Court, District of Nevada, Case No. 2:06-CV-00796

In June 2006, an action was filed against the Company by Leong Sing Lye in the United States District Court for the District of Nevada, seeking specific performance of the Company’s alleged obligation to issue 228,000 shares of Common Stock and warrants to purchase 38,400 shares of common stock, or , in the alternative, the value of securities alleged to be owed to Mr. Lye under, or, monetary damages allegedly arising from, a so-called Appointment Agreement pursuant to which Mr. Lye alleges to have been appointed the Company’s Consultant of Corporate Strategy, as well as court costs and reasonable attorneys’ fees. The Company has filed an answer to Mr. Lye’s complaint denying the material allegations thereof and a counterclaim against Mr. Lye for fraud and related claims. There has been no discovery to date and no trial is scheduled. The Company intends to vigorously defend against Mr. Lye’s claim, if not withdrawn, and pursue its counterclaim. The Company does not believe that the ultimate outcome of this matter will have a material adverse effect on the Company.

18. SUBSEQUENT EVENTS

None.